FILED WITH THE COMMISSION ON FEBRUARY 3, 2005        FILE  NO. 333-108218



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB -2A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (AMENDMENT NO. 9)


                          STANFORD  MANAGEMENT  LTD.
                          --------------------------
                 (Name of small business issuer in its charter)

          Delaware                    1099                   98-0413066
          --------                    ----                   ----------
(State or jurisdiction of  (Primary Standard Industrial     (I.R.S.Employee
incorporation  or          Classification  Code  Number)  Identification  No.)
organization)

420  -  625  Howe  Street
Vancouver,  B.  C.  Canada,  V6C  2T6              420  -  625  Howe  Street
(Tel:  604-608-0223)                       Vancouver, B. C., Canada, V6C 2T6
--------------------                      ----------------------------------
(Address and telephone number of     (Address of principal place of business
principal executive offices)        or intended principal place of business)

     The Company Corporation, 1013 Centre Road, Wilmington, DE 19805,
     ----------------------------------------------------------------
                       (Tel:302-636-5440)
                       -------------------
            (Name, address and telephone number of agent of service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective
registration  statement  for  the  same  offering.  [   ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, of 1933 check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the of the earlier effective registration
statement  for  the  same  offering.  [   ]

If  delivery  of  the  prospectus  is expected to be made under Rule 434, please
check  the  following  box.  [   ]





                         CALCULATION OF REGISTRATION FEE







    TITLE OF EACH. . . . . . . . . . .           PROPOSED          PROPOSED
 CLASS OF SECURITIES. . . . . NUMBER OF          MAXIMUM            MAXIMUM/         AMOUNT OF
      TO BE. . . . . . . . .  SHARES TO          OFFERING       MINIMUM AGGREGATE   REGISTRATION
     REGISTERED. . . . . .  BE REGISTERED    PRICE PER SHARE      OFFERING PRICE      FEE (1)
--------------------------  -------------  ------------------  ------------------  --------------
Common Stock -
par value of $0.001
---------------------
Maximum. . . . . . . . . . . 1,000,000           $ 0.20             $ 200,000          $ 100
-------                      ----------          -------            ----------         -------
Minimum. . . . . . . . . . .   250,000           $ 0.20             $  50,000          $ 100
--------                     ----------          -------            ----------         -------




(1) Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457 (o).

Stanford hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus                                             Subject  to  Completion
                                                       Dated: February 3, 2005


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. STANFORD MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE (THE "EFFECTIVE DATE"). THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFERING OR SALE IS NOT PERMITTED.
                 A Minimum of 250,000, Maximum 1,000,000 shares
                            STANFORD MANAGEMENT LTD.
                                  Common Stock

Stanford is offering a minimum of 250,000 shares of its common stock and a maximum of 1,000,000 shares of its common stock, par value of $0.001, for $0.20 per share. This will result in minimum proceeds of $50,000 and maximum proceeds of $200,000. All dollar amounts referenced herein refer to United States dollars.





                                                 Underwriters'     Proceeds to
                                  Price to the   discount and       Stanford
                                     public       commission    before expenses
                                 --------------  -------------  ----------------
Per share to the general public    $    0.20       $   Nil          $    0.20
             - Minimum offering    $  50,000       $   Nil          $  50,000
             - Maximum offering    $ 100,000       $   Nil          $ 200,000


Stanford is making this offering of up to 1,000,000 common shares with a minimum offering of 250,000 common shares on a self-underwritten basis by the directors and officers of Stanford. No use of funds will occur until the minimum funds have been raised and if the minimum offering has not been subscribed to within 24 months all money raised will be returned to the investors without any interest accrued thereon. The funds will be held in trust by Gregory S. Yanke Law Corporation, 200-675 West Hastings St., Vancouver, B.C., Canada, until the minimum offering of $50,000 has been subscribed for. The minimum offering by an investor will be $200 and Stanford can terminate this offering at any time.

Before this offering, there has been no public market for Stanford's common stock and its stock is not currently traded on any exchange or quotation system. If is Stanford's intention to seek a market maker to apply for a quotation on the OTC Bulletin Board in the United States, also known as the OTCBB, following the effective date of this prospectus.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. THE READER SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             STANFORD HAS NO AFFILIATIONS WITH STANFORD UNIVERSITY.


               The date of this prospectus is February      , 2005

                                TABLE OF CONTENTS



                                                                                              Page
Item 3.  Summary Information and Risk Factors                                                   4
Item 4.  Use of Proceeds                                                                       13
Item 5.  Determination of Offering Price                                                       15
Item 6.  Dilution                                                                              15
Item 7.  Selling Security Holders                                                              16
Item 8.  Plan of Distribution                                                                  17
Item 9.  Legal Proceedings                                                                     18
Item 10  Directors, Executive Officers, Promoters and Control Persons                          19

Item 11  Security Ownership of Certain Beneficial Owners and Management                        23
Item 12  Description of Securities                                                             24
Item 13  Interest of Named Experts and Counsel                                                 26

Item 14  Disclosure of Commission Positions of Indemnification
         for Securities Act Liabilities                                                        26
Item 15  Organization Within Last Five Years                                                   28
Item 16  Description of Business                                                               29
Item 17  Management's Discussion and Analysis or Plan of Operation                             40
Item 18  Description of Property                                                               51
Item 19  Certain Relationship and Related Party Transactions                                   52
Item 20  Market for Common Equity and Related Stockholder Matters                              52
Item 21  Executive Compensation                                                                53
Item 22  Financial Statements                                                                  54

Item 23  Changes In and Disagreement with Accountants on
         Accounting and Financial Disclosure                                                   69

                       PROSPECTUS SUMMARY AND RISK FACTORS
                       -----------------------------------

                            STANFORD MANAGEMENT LTD.
                                  ("Stanford")
                           Suite 420 - 625 Howe Street
                           Vancouver, British Columbia
                                 Canada, V6C 2T6
                               (Tel: 604-608-0223)

Stanford is a company without revenue, with little or no assets and having incurred losses since its inception. The only source of funds to Stanford has been from the sale of shares in its capital stock and loans made from affiliates.

Stanford will register the common stock under the 1934 Act when the offering period beings; being the date of this prospectus. Stanford is a "small business issuer" as defined under Regulation S-B adopted under the Securities Act of 1933, as amended, and will file reports with the SEC pursuant to the 1934 Act on forms applicable to small business issuers: being Forms 10-KSB, 10-QSB, Form 3 and 5 and any other forms required, on a timely basis to be filed with the SEC.

Stanford intends to furnish annual reports to stockholders containing audited financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate.


Stanford has ownership interest in the mineral rights on the claim called the "SF" claim. During the next several years, Stanford will explore the SF claim. Stanford's objectives are more fully described elsewhere in the Prospectus. Stanford is considered an "pre-exploration stage company" since there is no assurance that a commercially viable mineral deposit, a reserve (refer to next three paragraphs), exists on the SF claim until appropriate exploration work is done and a comprehensive study based upon such work concluded legal and economic feasibility.


A reserve is part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals. Reserves are classified as follows:

Proven (Measured) Reserves: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Stanford  was  incorporated under the laws of the State of Delaware on September
24,  1998.   Currently,  Stanford  has  three directors, Glen Macdonald, William
Nielson  and  Vera  McCullough.

Stanford did not have sufficient capital in 2000 and 2001 to pay the annual costs to the State of Delaware and therefore on May 16, 2002 Stanford filed a Certificate of Renewal and the Revival of the Certificate of Incorporation to ensure it was in good standing in the State of Delaware.



Stanford  originally  considered  the development of a software protocol program for the restaurant industry, whereby a wireless menu system could be implemented. The system would be designed to be compliant with Palm Pilots which are currently readily available and widely used in the market for personal hand-held devices. Such a software protocol program would eliminate the need to develop a proprietary software program, which in turn would require design and manufacture of specific special purpose hardware components. The concept of this software program was dispensed with after several years due to a general lack of interest on the part of restaurants. Stanford decided to obtain a mineral property in British Columbia for exploration as more fully described elsewhere in this prospectus.



Stanford acquired on January 12, 2001 a 100% interest in the mineral rights to the "SF" claim, which will be explored for gold, platinum or other commercial minerals such as zeolite and bentonite. Stanford acquired these rights to the SF claim by "staking" (refer to "Exploration of the SF Claim" for a definition of staking). The land is owned by the Crown; being the Province of British Columbia, who granted the mineral rights for a twelve month period to Stanford once the staking has occurred and been filed with the Gold Commissioner's Office, except for placer and coal rights. Every twelve months either work has to be done on the SF claim or cash paid in lieu to extend the rights to the minerals. The mineral rights to the SF claim will expire on January 12, 2006 unless a minimum of $2,340 is spent on exploration work or cash is paid in lieu of exploration work to the Ministry of Mines and Energy for the Province of British Columbia. Stanford does not have ownership to the land itself; only to the mineral rights thereon.


Placer minerals comprise such minerals as gold, silver and platinum which remain near their original location after the effect of long continued weathering or the action of water has broken down the constituents. The more resistant minerals, such as gold, silver and platinum, will collect nearer to the outcrop while the softer and less resistant minerals are carried away by the forces of erosion. Some of the normal ways of recovering placer minerals is by way of panning (by extracting material from the bottom of a stream and washing the lighter minerals out of the pan by hand with the circulation of water the heavier minerals remain behind), sluicing (the placer gravel is shoveled into the head of an elongated sluice box which is inclined and has various configurations of bars and traps across the bottom called riffles which hold the heavier minerals as the water washes out the lighter minerals), hydraulicking (a stream of water under great pressure is directed against the base of the placer gravel bank thereby collapsing the bank, disintegrating the gravel and washing the broken material to and through sluice boxes situated in convenient positions downslope) and dredging (method of removing material which is submerged in streams and water bodies by use of a floating machine). The latter two methods are not suitable for the SF claim. Stanford does not have a claim or lease for placer minerals.

Stanford has the rights to the minerals on the SF claim other than placer minerals and coal. In other words, Stanford has the rights to explore for minerals below the surface but cannot extract minerals found on the surface of the SF claim. Under the Mineral Tenure Act of British Columbia, Stanford would have to stake the SF claim for placer minerals. Once this staking is completed Stanford could use either panning or sluicing to extract minerals from Collins Gulch Creek which flows through the claim. If Stanford only had the placer claim rights then production would be limited to 2,000 cubic metres of paydirt each year. Under a placer lease, which is a higher form of tenure than a claim, there is no production limit and the issue lease cannot be challenged under the

Mineral Tenure Act. Title to a lease is therefore only issued when the ground and title to be held by the leasehold has been verified to a higher standard than that required of a claim. This is achieved by means of a survey. Components of the survey are:

- conduct the historical research to determine those titles which may affect the ground to be acquired by the lease;

-    verification  of  the  legal  posts  of  those  titles  on  the ground; and
-    produce  a  survey  plan  from  the  collected  data.

The majority of the SF claim has not been staked for placer minerals and does not contain a placer lease over the claim. Until Stanford has completed its initial exploration work on the SF claim, no decision will be made to stake the claim for placer minerals and no survey will be undertaken to obtain a placer lease.


Stanford will begin an exploration program on its claim contingent on the success of this Offering. The exploration program will cost Stanford $21,550 (refer to page 37) and if the exploration program is successful, Stanford will undertake a further exploration program on the SF claim.



The  date  of  expiration  of  the  SF  claim  is  January  12,  2006.



                          SUMMARY FINANICAL INFORMATION





                                                 Date of           Date of
                                                Inception         Inception
                                               September 24,     September 24,
                                                 1998 to . . .      1998 to
                                               November 30,.  . .  August 31,
                                                   2004              2004
                                                (Unaudited) .      (Audited)
                                           ------------------    --------------
Statement of Expenses Information:

Revenue . . . . . . . . . . . .                  . . Nil              Nil
Net Losses                                       (138,584)          (132,055)
Total Operating Expenses                          138,584            132,055
Staking and Exploration Costs                       6,238              6,238
General and Administrative                        132,346            125,817

                                                   As of . .. . . . .  As of
                                                November 30,. . . .  August 31,
                                                    2004                2004
                                                (Unaudited) . . .     (Audited)
                                            ----------------        ------------
Balance Sheet Information:

Cash. . . . . . . . . . . . . . .                 .  Nil                Nil
Total Assets. . . . . . . . . . .                    Nil                Nil
Total Liabilities                                   54,384            51,005
Stockholders Equity (deficit)                      (54,384)          (51,055)

The  number  of  common  shares  currently  outstanding  are  2,385,500.

Other than the directors and officers, Stanford does not have any employees, either full or part time.

RISK  FACTORS


Any potential investor should carefully consider the risks described below and other information in this prospectus If any of the following risks occur, Stanford's business, results of operation and financial condition could seriously be harmed. Stanford's common stock does not have any value until it obtains a quotation on a recognized stock exchange. Stanford's share value could decline below the offering price in this Prospectus even if it obtains a quotation on a stock exchange due to the following risk factors.


RISKS  ASSOCIATED  WITH  THIS  OFFERING


1. IF STANFORD RAISES $50,000 FROM SUBSCRIBERS, THERE WOULD NOT BE SUFFICIENT FUNDS TO ALLOW IT TO CONTINUE IN BUSINESS.



     If only $50,000 in subscriptions is raised, the working capital position would be only a negative value of $1,005. There would be no additional money to pay future debt obligations as they became due and payable. This being the case, Stanford would either have to raise more money under this Offering or consider whether it will be able to continue as a going concern. New investors should give careful consideration to whether they wish to invest in a company which might not be able to raise sufficient funds to continue in business.


2. THIS OFFERING IS BEING SELF-UNDERWRITTEN BY STANFORD WITH NO INDEPENDENT DUE DILIGENCE UNDERTAKEN BY EITHER A QUALIFIED INDEPENDENT THIRD PARTY OR A BROKER-DEALER TO DETERMINE IF THE ASSETS, FUTURE INCOME POTENTIAL AND CAPABILITIES OF MANAGEMENT ARE PRESENT TO SUPPORT THE OFFERING PRICE UNDER THIS PROSPECTUS.

     Stanford has decided to self-underwrite this Offering and thereby has eliminated any opportunity for a qualified independent third party such as a broker-dealer's legal counsel or the broker-dealer itself to examine the records of Stanford, discuss with management its future strategy and assess the assets and future income potential before making a decision whether the price under this Offering is reasonable. Without an independent review, Stanford might find it difficult to attract investors for this Offering since investors might be unsure whether the price per share is reasonable or not and if Stanford is unable to raise capital it might hinder the exploration activities of the SF claim. New investors are relying on Stanford's management to set a reasonable share price under this Offering and without independent verification by a broker-dealer or an independent third party there is no assurance that the price set herein is reasonable.

3. THE PRESENT SHAREHOLDERS HAVE PAID $0.001 PER SHARE WHEREAS THE NEW INVESTORS WILL BE PAYING $0.20 PER SHARE.


     Originally all shares were sold for $0.001 per share; a price considerably below the Offering price under this prospectus. With this type of discrepancy, it might be difficult for Stanford to attract new investors who might not wish to contribute the majority of the money to Stanford for a considerably lesser number of shares (refer to Item 6 - Dilution). With this fact in mind, new investors should consider that if, and when, Stanford's shares are quoted on an exchange the existing shareholders could commence selling their shares at prices substantial below the Offering price herein and still make a profit.

4. STANFORD'S SHARE PRICE WILL BE SUBJECT TO THE PENNY STOCK RULE WHICH WILL RESULT IN ANY BROKER-DEALER INVOLVED IN STANFORD'S SHARES HAVING INCREASED ADMINISTRATIVE RESPONSIBILITIES WHICH WILL HAVE AN AFFECT ON STANFORD BEING ABLE TO RAISE FUNDS AND AN INVESTOR PURCHASING OR SELLING HIS SHARES.

     Stanford's common stock is considered to be a "penny stock" because it meets one or more of the definitions in SEC Rule 3a51-1:

     (i)  it  has  a  price  of  less  than  five  dollars  per  share;

     (ii) it  is  not  traded  on  a  recognized  national  exchange;

     (iii) it is not quoted on the National Association of Security Dealers, Inc. ("NASD") automated quotation system (NASDAQ), or even if so, has a price less than five dollars per share; or

     (iv) is issued by a company with net tangible assets of less than $2,000,000, if in business more than three years continuously, or $5,000,000, if in business less than a continuous three years, or with average revenues of less than $6,000,000 for the past three years.

     A broker-dealer will have to undertake certain administrative functions required when dealing in a penny stock transaction. Disclosure forms detailing the level of risk in acquiring Stanford's shares will have to be sent to an interested investor, current bid and offer quotations will have to be provided with an indication as to what compensation the broker-dealer and the salesperson will be receiving from this transaction and a monthly statement showing the closing month price of the shares being held by the investor. In addition, the broker-dealer will have to receive from the investor a written agreement consenting to the transaction. This additional administrative work might make the broker-dealer reluctant to participate in the purchase and sale of Stanford's shares.

     From Stanford's point of view, being subject to the Penny Stock Rule could make it extremely difficult for it to attract new investors for future capital requirements since many financial institutions are restricted under their by-laws from investing in shares under a certain dollar amount.
     Ordinary investors might not be willing to subscribe to shares in the capital stock of Stanford due to the uncertainty as to whether the share price will ever be able to be high enough that the Penny Stock Rule is no longer a concern.

     Any new investor purchasing shares under this Offering might consider whether they will be able to sell their shares at the price of this Offering or higher since if no broker-dealer becomes involved with Stanford and Stanford is unable to raise future investment capital the price per share may deteriorate to a point that an investor's entire investment could be lost.

RISKS  ASSOCIATED  WITH  STANFORD

1. STANFORD HAS A LIMITED OPERATING HISTORY IN WHICH NEW INVESTORS CAN VALUE THE PERFORMANCE OF STANFORD, ITS MANAGEMENT AND ITS FUTURE EXPECTATIONS.

     Stanford commenced its operations in 1998 but only became involved in the mineral exploration industry in January 2001. With no past operating history, any meaningful evaluation of Stanford is difficult. Having been mainly inactive since its inception, Stanford is basically a start-up company and therefore there is no history available which will allow a new investor to assess its business plan, its management and its future operations. Without these three factors, a new investor cannot make a meaningful decision as to whether or not the purchase of shares in Stanford is a wise investment.

2. STANFORD HAS A LACK OF WORKING CAPITAL WHICH, UNLESS OBTAINED ON ACCEPTABLE TERMS IN THE FUTURE, WILL INHIBIT ITS FUTURE GROWTH STRATEGY.

     The only present source of working capital available to Stanford is through the sale of common shares, incurring debt or other borrowing. At present, Stanford does not have adequate funds to conduct operations and financing may not be available when needed. Even if the financing is available, it may be on terms Stanford deems unacceptable or are materially adverse to shareholders' interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Stanford's inability to obtain financing would have a materially adverse effect on its ability to implement its growth strategy, and as a result, could require it to diminish or suspend its exploration program on the SF claim and possibly cease its operations. An investor may be investing in a company that does not have adequate funds to conduct its operations and, if so, an investor might lose all of his investment.

3. STANFORD HAS INCURRED LOSSES SINCE ITS INCEPTION AND THEREFORE HAS AN ACCUMULATED DEFICIT WHICH MIGHT AFFECT OBTAINING FUTURE CAPITAL.


     Since inception, Stanford has incurred losses and has an accumulative deficit of $138,584 as at November 30, 2004. Stanford's ultimate success in fully implementing its mineral exploration program on the SF claim is dependent on its ability to raise additional capital. Having never made a profit or having had a cash flow will effect Stanford in being able to raise funds from the public since there is no certainty Stanford will ever be able to make a profit. New investors should carefully consider whether they wish to invest in a company who has incurred continual losses since its inception and may never be able to reverse this trend.


4. THE AUDITORS HAVE EXAMINED THE FINANCIAL STATEMENTS BASED ON STANFORD BEING A GOING CONCERN BUT HAVE SUBSTANTIAL DOUBT THAT IT WILL BE ABLE TO CONTINUE AS A GOING CONCERN.


     Stanford's auditors, Amisano Hanson, in the audited financial statements attached to this prospectus for the year ended August 31, 2004, have stated in their audit report the following:


     "The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in
     Note 1 to the financial statements, the Company is in the pre-exploration stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The auditors are concerned that Stanford, without any established source of revenue and being dependent on its ability to raise capital from its shareholders or other sources might not be able to sustain operations. If this is the case, Stanford, without adequate future funding, might not be able to continue as a going concern. A new investor should give careful consideration to this fact since the capital they contribute to Stanford under this Offering may be the only capital which Stanford is able to raise. This might result in the total loss of the investor's investment.

5.   ABSENCE  OF CASH DIVIDENDS MAY AFFECT A SHAREHOLDER'S RETURN ON INVESTMENT.

     The Board of Directors does not anticipate paying cash dividends on the outstanding shares, both now and in the future, and intends to retain any future earnings to finance its exploration activities on the SF claim or to seek additional claims. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of Stanford, and will be subject to legal limitations on the payment of dividends out of paid-in capital. An investor should be aware that a dividend, either in cash or shares, may never be paid by Stanford and, therefore, the shares of Stanford should not be purchased by an investor as an income producing security.

6. THERE IS AN ABSENCE OF RECENT EXPLORATION ACTIVITIES ON THE SF CLAIM OTHER THAN SUFFICIENT EXPLORATION WORK TO MAINTAIN THE SF CLAIM IN GOOD STANDING WHICH HAS NOT RESULTED IN AN ORE RESERVE BEING DISCOVERED OR ANY REVENUE BEING DERIVED FROM THE SF CLAIM.


     There has been no significant exploration activity on the SF claim in recent years, except for limited exploration during 2002 by Stanford to maintain the claim in good standing until 2006. Without a detailed work program being undertaken on the SF claim, no ore reserve has been identified, and may never be identified, and no other exploration company or entity has made an offer to purchase, lease or engage in any other transaction, such as a joint venture, with respect to the SF claim. Although Stanford incurred only nominal expenses to preserve its ownership and maintain the SF claim in good standing with the Ministry of Energy and Mines for the Province of British Columbia, it has received no revenue or other income from the SF claim. Investors should be aware the SF claim might never prove to have a commercially viable ore reserve and therefore will eventually lapse leaving Stanford with no mineral claim.


7. NO MATTER HOW MUCH MONEY IS SPENT ON EXPLORING THE SF CLAIM THERE MAY NEVER BE AN ORE RESERVE FOUND.

     No matter how much Stanford spends on exploration activities it may never discover a commercially viable quantity of ore on the SF claim. Most exploration activities do not result in the discovery of commercially mineable deposits of ore. In fact, it is extremely remote that a mineral property will become a producing mine. An investor should not consider, by purchasing shares in Stanford under this Offering, that they are acquiring an interest in a future exploration company since it is extremely unlikely Stanford will ever become a viable company.

8. THE UNCERTAINTY OF THE TOPOGRAPHY OF THE SF CLAIM WILL HAVE AN EFFECT ON THE FUTURE COST OF ANY EXPLORATION ACTIVITIES.

     The SF claim is located on a fairly rugged hill with ridge topography ranging from 2,400 to 4,000 feet in elevation with a steep canyon at the north part of the claim. The SF claim is covered by a thin layer of glacial till. This ruggedness in the overlying area could affect during exploration the location of drilling sites and trenches, as well as the construction of any facilities. Platforms might have to be constructed to allow a drilling rig to function properly due to the unevenness of the ground. This will mean additional costs depending upon the drilling site selected by the geologist in-charge with the exploration activities. This factor, at the present time, is uncertain, and Stanford does not know if this factor will have a material adverse effect on the ability of Stanford to conduct its exploration activities. If the cost of exploration is prohibitive, Stanford might have to cease its operations on the SF claim. New investors should consider whether a more suitable investment for them would be a recognized exploration company with mineral claims already in operation and no longer in the exploration stage.

9.   TITLE  TO  THE  SF  CLAIM  IS  NOT  HELD  IN  THE  NAME  OF  STANFORD.


     The title of the SF claim is held in trust by the staker of SF claim. Even though the staker has signed a Bill of Sale Absolute, Stanford has not recorded it with the Ministry of Mines and Energy for the Province of British Columbia. Basically, Stanford, to record the Bill of Sale Absolute, must have a Free Miner License. Due to its present lack of funds it has not purchased this license. Therefore, the staker's creditors could lien the rights to the minerals on the SF claim and offer these rights for sale to another party. If this happens, Stanford will be without a mineral claim. Until the rights to the minerals on the SF claim have been formerly transferred to Stanford, a new investor might be wise to refrain from investing in any shares being offered under this prospectus.


10. THE SF CLAIM HAS NEVER BEEN SURVEYED AND THE EXACT BOUNDARIES OF THE CLAIM ARE UNCERTAIN.

     The exact boundaries of the SF claim are uncertain since the claim has never been professionally surveyed. At this time, Stanford does not intend to undertake the cost of having the SF claim surveyed and therefore it may never know the exact boundaries of the claim. The problem in the future, if and when Stanford identifies an ore reserve, is that disputes could develop with other companies or parties as to the exact boundaries of the SF claim. If the ore reserve is partly or totally on another party's claim, Stanford would lose either the majority or part ownership in the ore reserve. Unless a mutually acceptable agreement can be reached, Stanford would have to enter into legal action which might take years and a great deal of money to settle. If Stanford was unsuccessful in its legal battle, it would lose the ore reserve and might be left with nothing to put into production. A new investor might consider this risk factor prior to making a decision in investing in Stanford's shares since the loss of part or all of any future ore reserve, if any, due to not undertaking an initial survey on the SF claim could be very costly to Stanford and have a detrimental effect on its share price.

11.  WEATHER  WILL  AFFECT  THE  EXPLORATION  ACTIVITIES  ON  THE  SF  CLAIM.

     The weather in the Princeton area of British Columbia is varied in that during the months of November to early May the SF claim will be covered in snow whereas during the summer months the weather is hot and dry. Stanford might not be able to work during the winter months due to the snow conditions not allowing any meaningful exploration activities on the SF claim. Whereas, during the hot dry summer months, the Ministry of Forestry might close the Princeton area for fear of forest fires and therefore curtail any exploration activities on the SF claim. The weather might have a limiting effect on the exploration activities on the SF claim resulting in a longer period before Stanford will know if there is a viable commercial ore reserve on the SF claim. New investors might want to consider investing in a company where its mineral claims can be explored year-round since Stanford's share price might experience wide fluctuations; dropping during periods of inactivity on the SF claim and increasing in value during exploration.

12.  STANFORD  DOES  NOT  HAVE  THE  RIGHTS  TO PLACER MINERALS ON THE SF CLAIM.

     Stanford has not staked the SF claim for placer minerals located on the surface, being the total of the overburden (any material covering or obscuring rocks from view) to the actual bed rock (being the core rock that forms the majority of the Earth's surface), of the claim and therefore does not have any rights to placer minerals therein. Stanford only has the rights to the minerals below the overburden and contained within the bed rock itself. In the event a third party stakes the SF claim for placer minerals, Stanford would lose any future opportunity to develop a placer deposit. By not having the rights to placer minerals Stanford might forego future revenues, if and only if, it were determined that such placer deposits, if any, were economical.

13. THE PRESIDENT OF STANFORD HAS CLIENTS AND IS A DIRECTOR OF OTHER COMPANIES IN THE EXPLORATION INDUSTRY WHICH MIGHT RESULT IN A CONFLICT OF INTEREST.

     Glen Macdonald is a professional geologist who has numerous clients in the exploration and mining industry. These clients use a considerable amount of his time thereby reducing the time he can spend on the activities of Stanford. For example, Mr. Macdonald is a director of Starfield Resources Inc., a mineral exploration company quoted on the TSX Exchange in Toronto, Canada. A conflict of interest could develop in the event Mr. Macdonald knows of a mineral property for either sale or staking since he would have to offer it to both Starfield and Stanford. Stanford assumes Mr. Macdonald will act fairly to both companies in such matters but has no way of knowing if this will be the case. An investor might want to consider whether he is interested in purchasing shares in a exploration company where the President is involved with other companies in the same business, unable to devote full time to the activities of Stanford and may or may not give Stanford the opportunity to acquire properties of merit of which he has knowledge.

14. WITH ONLY THE PRESIDENT OF STANFORD HAVING ANY EXPLORATION EXPERIENCE, STANFORD MIGHT HAVE TO RELY UPON OUTSIDE CONSULTANTS TO ASSIST IN THE EXPLORATION OF THE SF CLAIM.

     Glen Macdonald is a professional geologist but Ms. McCullough has no experience at all in the exploration industry. Mr. Nielsen has limited experience in the mining industry. Stanford will be dependent on Mr. Macdonald's expertise in any exploration program on the SF claim. Stanford will, if Glen Macdonald is unavailable, have to rely on outside consultants who are familiar with the exploration industry in British Columbia. Using consultants will be an expensive way to explore the SF claims since consultant fees generally are higher than the use of full or part time employees. Capital raised will quickly be spent if Stanford has to rely on consultants and not the services of Mr. Macdonald. New investors might wish to consider if this is the way that they want their money, from the purchase of shares, to be spent.

15. STANFORD HAS ENTERED INTO INDEMNITY AGREEMENTS WITH ITS OFFICERS AND DIRECTORS WHICH COULD RESULT IN SUBSTANTIAL EXPENDITURES AND MAYBE MONETARY DAMAGES AS A RESULT OF THEIR ACTIONS.


     Stanford's Articles of Incorporation provide that it may indemnify any director, officer, agent or employee against certain liabilities. In addition, on September 30, 2002, Stanford entered into an Indemnity Agreement with both Glen Macdonald and Vera McCullough. The foregoing indemnification could result in substantial expenditures by Stanford and prevent any monetary recovery from them for losses incurred by Stanford as a result of their actions. It is Stanford's understanding that, in the opinion of the SEC, indemnification is against public policy as expressed in the Security Act of 1933, as amended, and is, therefore, unenforceable. Nevertheless, a new shareholder might not wish to invest in a company who has indemnified its officers and directors for their actions which could result in substantial legal costs and court ordered penalties which might render Stanford insolvent.


FORWARD  LOOKING  STATEMENTS


This  prospectus  contains  certain  forward-looking  statements.   Such
forward-looking statements include, but are not limited to, statements regarding Stanford's future plans regarding the exploration of the SF claim and the planned use of proceeds. Actual results could differ from those projected in any forward-looking statement. The forward-looking statements are made as of the date of this prospectus and Stanford assumes no obligation to update such forward-looking statements, or to update the reasons why actual results may differ from those projected in the forward-looking statements. Numerous factors, including without limitation those factors mentioned in the above Risk Section of this prospectus, could cause future results to differ substantially from those contemplated in such forward-looking statements. A number of the factors that may influence future results of operations are outside Stanford's control.


                            ITEM 4.  USE OF PROCEEDS

The primary purpose of this Offering is to provide additional capital required to support Stanford's continued exploration of the SF mineral claim. The use of proceeds under this Offering, at various subscription levels, will be as follows:





                             $50,000        %     $100,000       %      $150,000   %      $200,000      %
                             --------    -------   --------    ------    -------   --      -------      --

Offering
expenses
                             $16,500      33.00   $ 16,715      16.72   $ 16,930   11.29  $ 17,200    8.60


Estimated exploration
Program
(page 38) . . . . . . . . .   21,550      43.10     21,550      21.55     21,550   14.36    21,550   10.78

Estimated
Phase 11 (i). . . . . . . .        -          -     50,000      50.00     50,000   33.33    50,000   25.00




Payment to creditors other
 than related parties (iii)   10,000      20.00     10,000      10.00     25,561   17.04    25,561   12.78

Working
Capital . . . . . . . . . .    1,950       3.90      1,735       1.73     35,959   23.98    85,689   42.84
                             -------     ------    --------    -------   -------   -----   -------   -----

                             $50,000     100.00   $100,000     100.00   $150,000  100.00  $200,000  100.00
                             =======     ======    =======     ======    =======  ======   =======  ======

(i) Depending upon the results of prospecting the SF claim and the soil sample results obtained, as recommend by John Jenks on page 39, a secondary exploration program might be warranted. Further prospecting and soil sampling might be considered to identify an area of interest whereby a drilling program will be contemplated. Stanford has estimated $50,000 for Phase II which includes a drilling program as indicated on page 40.

(ii) The net proceeds of the Offering remaining in working capital will be invested in short-term, interest bearing-investments or accounts.

(iii) The settlement of accounts owed to creditors from the proceeds of this Offering will be as follows:






                                        Offering       Balance to
Creditors to be paid      Amount (a)    Expenses (b)     be paid
--------------------      ----------   -------------    --------
Accounting (c). . . .    $  14,905     $  3,000       $  11,905
Annual General
Meeting . . . . . . .        1,158            -           1,158
Auditing (c). . . . .        6,657        2,000           4,657
Consulting. . . . . .        6,000            -           6,000
Miscellaneous (c) . .          208            -             208
Office (c). . . . . .        4,201            -           4,201
Transfer agent (d). .        7,142            -           7,142
                           --------     --------        -------

Total payment . . . .    $  40,271     $  5,000       $  35,271
                          ========      ========        =======






(a)  Represents  the  amount outstanding as indicated under Item 17 - Management
     Discussion and Analysis or Plan of Operation - (a) Plan of Operation as indicated on page 43. These figures are as at November 30, 2004.


(b) To avoid double accounting, the amount accrued under issuance and distribution expenses on page 18, the accounting and audit costs have been deducted as noted above.

(c) There is no interest or maturity dates associated with these outstanding accounts payable.

(d) The interest charge by the transfer agent is 1 percent per month on the outstanding balance. There is no maturity dated associated with the amount outstanding.

The foregoing represents Stanford's best estimate of its use of the proceeds derived from this Offering based on its present plans, the state of its business operations and current conditions in the exploration industry which Stanford operates. Stanford reserves the right to change the use of proceeds if unanticipated governmental regulations and exploration cost changes which would prohibit the exploration of the SF claim with the funds available under the Use of Proceeds noted above. The only other situation where the use of proceeds would be changed is where Glen Macdonald recommends to the Board of Directors an increase in exploration expenses on the SF claim. This would have the effect of reducing the working capital position and increasing the exploration program costs.

Other than indicated above, the proceeds from this Offering will not be used to discharge debts to related parties. In addition, it is anticipated that the proceeds will not be used to acquire assets or finance the acquisition of other businesses.


As noted under Item 17 - Management's Discussion and Analysis or Plan of Operations, if the minimum Offering is subscribed for there will not be adequate funds available to meet the cash requirements over the next twelve months. If this is the situation the directors will have to advance funds to Stanford to maintain it in good standing for the twelve-month period. Glen Macdonald has indicated he will provide sufficient capital to ensure Stanford does not lose the rights to the SF claim and become a blank check company.


Upon the date of this prospectus filed under the Securities Act by Stanford, Stanford shall report the use of proceeds on its first periodic report filed pursuant to sections 13(a) and 15(b) of the Exchange Act (15 U.S.C. 78m(a) and 78o(d)), and thereafter on each of its subsequent periodic reports filed until the proceeds raised have been fully expensed.


                    ITEM 5.  DETERMINATION OF OFFERING PRICE

Since Stanford's shares of common stock are not listed or quoted on any exchange or quotation system, the offering price of the shares of its common stock was arbitrarily determined. The facts considered in determining the Offering price were Stanford's financial condition and prospects, its limited operating history and the general condition of the securities market. The Offering price is not an indication of and is not based upon the actual value of Stanford. The Offering price bears no relationship to Stanford's book value, assets or earnings or any other recognized criteria of value. The Offering price should not be regarded as an indicator of the future market price of Stanford's securities.


                                ITEM 6.  DILUTION


As at November 30, 2004, Stanford had a negative net tangible book value of $54,384 or a negative $0.023 per share based on the existing outstanding shares of 2,358,500.


The following analysis sets forth the net tangible book value per share before and after distribution, the amount of the increase in such net tangible book value per share attributable to the cash payments made by the new shareholders of the shares being offered and the amount of the immediate dilution from the public offering price which will be absorbed by the new shareholders.


                              At  various  subscriptions  levels
                              ----------------------------------




                                       $50,000     $100,000     $150,000     $200,000
                                     -----------  -----------  -----------  -----------
Price per share . . . . . . . . . .  $     0.20   $     0.20   $     0.20   $     0.20

Net negative tangible book
value per share before
Offering. . . . . . . . . . . . . .  $   (0.023)  $   (0.023)  $   (0.023)  $   (0.023)

Net (negative) tangible book value
after this Offering . . . . . . . .  $   (4,384)  $   45,616   $   95,616   $  145,616

Net (negative) tangible book value
per share after Offering. . . . . .  $   (0.002)  $    0.016   $    0.031   $    0.043

Immediate dilution per share
To new shareholders . . . . . . . .  $    (0.20)  $   (0.184)  $   (0.169)  $   (0.157)

Increase in net tangible book
value per shares attributed
to cash payments by new
shareholders (i). . . . . . . . . .  $    0.000   $    0.016   $    0.031   $    0.043

Number of shares held by
new shareholders. . . . . . . . . .     250,000      500,000      750,000    1,000,000

Total shares outstanding
after this Offering . . . . . . . .   2,608,500    2,858,500    3,108,500    3,358,500

Percentage ownership by
new shareholders. . . . . . . . . .         9.6%        17.5%        24.1%        29.8%

Percentage ownership by
existing shareholders after
this Offering . . . . . . . . . . .        90.4%        82.5%        75.9%        70.2%

     (i)  The  amount  contributed  by the existing shareholders are as follows:

     Shareholders  who  paid  $0.001  per  share                 $  2,015
     Shareholders  who  paid  $0.01  per  share                     3,435
                                                                    -----
          Total  contributions  to  shares                       $  5,450
                                                                   ======

     Number  of  shares  purchased  by  original  shareholders  2,358,500
                                                                ---------
     Average  price  per  share                                  $  0.002
                                                               ----------

As can be determined from the above analysis, new investors will immediately suffer a loss in the amount they contribute to Stanford on a per share basis whereas the original shareholders will realize an immediate increase in their per share value with no further investment on their part other than their original investment.

There are no outstanding stock options, warrants or rights which, if outstanding, would have caused further dilution to the new investors.


All shares to be issued under this prospectus will be for cash consideration only. No shares will be issued in consideration of amounts owed by Stanford to either third or related parties. Vera McCullough will purchase 25,000 shares under this Offering for cash consideration only (refer to page 18).


                        ITEM 7.  SELLING SECURITY HOLDERS


There  are  no  selling  securities  holders  under  this  prospectus.

                          ITEM 8.  PLAN OF DISTRIBUTION


Up to 1,000,000 shares of common stock of Stanford will be sold under this prospectus if all shares offered are subscribed for. Stanford is not using the services of an underwriter and therefore is under no underwriting obligations since it will self-underwrite this Offering. No compensation, in either cash or shares, will be paid to any director or officer for assisting in selling any securities under this Offering. The directors, being Glen Macdonald, Vera McCullough and William Nielsen, will be solely responsible for selling shares under this offering.


The directors and officers will not be registered as a broker-dealer pursuant to
Section 15 of the Securities Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with Stanford may participate in the

Offering of Stanford's securities and not be deemed to be a broker-dealer. The conditions are that:

1. None of such persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. None of such persons are, at the time of his participation, an associated person of a broker-dealer; and

4. All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (a) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of Stanford otherwise than in connection with transactions in securities; and (b) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (c) do not participate in selling and offering of securities for Stanford more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).


This Offering will commence on the date of this prospectus and continue for a 12-month period thereafter. If Stanford is unable to sell the minimum number of shares under this Offering, it will update this prospectus and continue the Offering for an additional 12 months from the date of the updating of this prospectus. The procedure for purchasing shares is as follows:



     1. The investor will execute and deliver a Share Subscription Agreement (the "Agreement"). The Agreement is the investor's acceptance of Stanford's offer to sell him or her shares of common stock. Stanford will review the executed Agreement and decide if it will accept the offer to buy its common shares. If Stanford accepts, the Agreement will be signed by an authorized signatory of Stanford and a copy will be returned to the subscriber.


     2. The investor will deliver a check or certified funds along with the signed Share Subscription Agreement to Gregory S. Yanke Law Corporation, Suite 200 - 675 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1N2.

All checks for the purchase of shares must be made payable to "Gregory S. Yanke Law Corporation - In Trust"


Stanford is using the services of Gregory S. Yanke Law Corporation to accept all checks from subscribers which will be held in trust for the benefit of Stanford and only distributed to Stanford once the minimum offering of $50,000 under this prospectus has been received. Subsequent checks will be distributed upon request by Stanford.


Stanford has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds received from rejected Agreements will be returned to the subscriber, without interest or deductions.
..

Vera McCullough has orally agreed to purchase 25,000 shares under this Offering. Mr. Macdonald has agreed in writing to purchase, within a two year period from the effective date of this Offering, sufficient shares to meet the minimum requirements.


The estimated fees and expenses, which will be paid by Stanford, associated with the issuance and distribution of the securities being registered are as follows:

                                                  Various  Subscription  Levels





                                                $50,000  $100,000  $150,000  $200,000
                                                -------  --------  --------  --------
Accounting and auditing. . . . . . . . . . . .  $ 5,000  $  5,000  $  5,000  $  5,000

Legal. . . . . . . . . . . . . . . . . . . . .   10,000    10,000    10,000    10,000

Office and miscellaneous . . . . . . . . . . .      500       550       600       700


Transfer agent's fees - new issuance of shares    1,000     1,165     1,330     1,500
                                                -------  --------  --------  --------

Estimated expenses of
Issuance . . . . . . . . . . . . . . . . . . .  $16,500  $ 16,715  $ 16,930  $ 17,200
                                                =======  ========  ========  ========


These  fees  and  expenses  will  be  the  sole  responsibility  of  Stanford.

Stanford will return all money from investors promptly if it does not raise the minimum offering amount in 24 months.

                           ITEM 9.  LEGAL PROCEEDINGS

Stanford is not aware of any pending legal proceeding contemplated by a governmental authority, or concerning its business or the SF claim, that involves primarily a claim for damages in excess of ten percent of current assets excluding interest and costs. As of the date of this filing, Stanford is not a party to any legal proceeding, either as plaintiff or defendant. Thus, the financial statements have not been adjusted to reflect any material uncertainty regarding exposure to liability in legal proceedings.

     ITEM 10.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS,  EXECUTIVE  OFFICERS  AND  PROMOTERS

The name, municipality of residence, position held within Stanford, principal occupation of each of the directors and officers and the date the individual was first elected or appointed are set forth in the following table. Each director is to serve until the Annual Meeting of Shareholders or until his or her successor is elected or appointed. Unless otherwise indicated, each director and officer has been engaged for the past five years in the specified principal occupations or in other executive capacities with the companies or firms referred to, or with affiliates or predecessors thereof.





         NAME AND                POSITION OR OFFICE         YEAR
       MUNICIPALITY OF                 WITHIN              BECAME A
         RESIDENCE                    STANFORD            DIRECTOR
Glen Macdonald. .           Chief Executive Officer,       2002 (2)
Vancouver . . . .               President and
British Columbia.                Director (1)
Canada. . . . . .

Vera McCullough                Chief Financial             2001 (3)
Vancouver .                       Officer,
British Columbia . . . .         Secretary-
Canada                         Treasurer and
.. . . . . .                     Director (1)

William Nielsen            Chief Accounting Officer        2003 (4)
Burnaby                             and
British Columbia.                Director
Canada. . . . . .




(1)  Directors  who  are  members  of  the  Audit  Committee.

(2) Glen Macdonald was appointed a Director on October 23, 2002, President on October 24, 2003 and Chief Executive Officer on August 8, 2003.

(3) Vera McCullough was appointed a Director and Secretary Treasurer on May 21, 2001 and Chief Financial Officer on August 8, 2003.

(4)  William  Nielsen  appointed  Chief  Accounting  Officer  on August 8, 2003.


Audit  Committee


The Audit Committee of Stanford currently consists of Glen Macdonald and Vera McCullough. The Audit Committee has received and discussed the audited financial statements. Glen Macdonald, on behalf of the Audit Committee, has discussed with the independent auditors the matters required to be discussed by SAS 61 and has received the written disclosures and the letters from the independent accountants required by Independence Standards Board Standard No. 1. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Stanford's prospectus.

The overall general function of the audit committee is to review the overall audit plan and Stanford's system of internal control, to review the results of the external audit, and to resolve any potential dispute with Stanford's auditors. The percentage of common shares beneficially owned, directly or indirectly, or even which control or direction is exercised by all directors and officers of Stanford, collectively, is approximately 17 percent of the total issued and outstanding shares. The directors will be appointing 2 independent members of the Audit Committee; each one being a non-director and non-officer of Stanford. These individuals have not yet been identified.

The  following  are  biographies  of  the  directors  and  officers of Stanford.

GLEN MACDONALD, 55, attended the University of British Columbia and obtained degrees in economics and geology in 1972 and 1973 respectively. He attended the Masters Program for Artic engineering at the University of Alaska for a year but did not graduate with his Masters Degree due to family matters. He is a member of the Alberta Professional Engineers, Geologists and Geophysicists Association and a member of the British Columbia Association of Professional Engineers and Geoscientists. He has experience in grade control and ore reserve definition at 2000 plus tons per day underground mine and has been a project manager for exploration programs with budgets that exceed $2,000,000.

Between 1973 and 1974, Mr. Macdonald worked as a geologist for Whitehorse Copper Mines Ltd. in the Yukon where his duties involved exploration activities around the mine as well as grade control underground. In 1975 to 1983, Mr. Macdonald was employed as Exploration Project Manager with Noranda Mines Ltd in the Yukon and parts of the North West Territories in Canada where he was in-charge of projects that ranged from regional exploration to ore definition drilling programs for feasibility scoping studies. Noranda Mines is involved in base metal exploration, being metals other than precious metals such as gold and silver, such as copper and zinc and to a much lesser extent in gold and silver. As Exploration Project Manager, Mr. Macdonald was responsible for identifying mineral properties of merit for either joint venture with other companies or the outright purchase of the mineral claim in question. Mr. Macdonald was also responsible for a project which included design and management of a placer mine which was a 2 to 3 year project employing up to 10 professional staff plus ancillary personnel. In addition, he was responsible for the identification, design and management of a joint venture project between Noranda Mines and Westinghouse to look for tungsten in the North West Territories and Alaska.

In 1983, Mr. Macdonald left his position with Noranda and became an independent consultant. Between 1983 and 2002, he has worked as a consultant for a number of junior and major exploration companies; some of which include AGIP, Tenajon Resources, Ashton Mines and American Express Leasing. As a consultant his duties included the design, implications and management of core drilling projects either in British Columbia, North West Territories or the Yukon. In the designing, implicating and managing of the various exploration programs for his clients he was responsible for the prospecting, mapping, undertaking various geochemcial surveys which would lead to the eventual acquisition of the mineral claim under examination. In addition, his responsibilities included mine resources definition for extraction, project results analysis, project design and management, government liason, report writing for professional corporate purposes and general corporate direction.

During 2002 and 2003, as part of his consulting business, he acted as exploration manager and a director from January 1995 to January 2002 for New
Shoshoni Ventures Ltd., a company in the exploration industry since its inception, where he negotiated the acquisition of Drybones Bay Kimberlite , located in the Northwest Territories near Yellowknife, had been an inactive property for the past five years. This property contains diamond bearing kimberlite (a mineral which occurs in vertical pipes, dikes and sills and is the principal original environment of diamonds) and Mr. Macdonald designed the program required to further the geophysical and other exploration techniques to allow a decision to be made to commence a winter drill program on the property. This has lead to the discovery of a new diamond bearing kimberlite. In addition to acting as a geological consultant during 2004, Mr. Macdonald has been kept on retainer to act for New Shoshoni Ventures Ltd in order to review other projects that might be introduced to it.

VERA McCULLOUGH, 55, graduated from New Westminister Senior Secondary in 1965 and was subsequently employed with BC Telephone where she became Supervisor of Operations responsible for scheduling and hiring. In 1972 she left her position at BC Telephone and started work for Brothers Electric Ltd. of Vancouver, British Columbia; an electrical contracting company doing work in both the commercial and residential housing area. Her position in Brothers Electric Ltd was as Comptroller in which her responsibilities included overseeing the estimating of various commercial and residential jobs, setting up budgets for over all review by management, accounting for accounts receivable and answering any complaints from customers, ensuring adequate controls were established over accounts payable and ensuring timely payment of all outstanding invoices, control over payroll including remittances to the various governmental agencies, reviewing complaints from staff members and assisting, where possible, in the annual evaluation of personnel, and overseeing the daily operations of the office and warehouse facilities. She was employed by Brothers Electric Ltd until 2001 when she retired, having worked for the company for 29 years. Other than being Chief Financial Officer, Secretary Treasurer and Director of Stanford, Mrs McCullough is not seeking any employment with any other firm or organization.

WILLIAM SCHELL NIELSEN, (60), obtained a degree as an Registered Industrial Accountant while attending the University of Alberta in Calgary, Alberta. In
(year) he received a degree in Business Administration and Accounting while living in Hamilton, Bermuda. In 1964 Mr. Nielsen worked as General Manager for Major Supplies Ltd. in Sechelt, British Columbia, Canada which was a company retailing and wholesaling lumber, tools, hardware, electrical and automotive supplies. He was responsible for sales, installation and servicing of major domestic and commercial appliances for Inglis/Whirlpool and Sears Canada Ltd.

In 1984, he became Branch Manager for Inglis Limited in Surrey, British Columbia where he was responsible for starting up the new Inglis service branch by establishing inventory requirements, determining staff levels and overall responsibility for service technicians and the customer service center. During this period, Mr. Nielsen was responsible for accounting for all branch profits and computerizing the entire operations. In 1992, he was transferred by Inglis/Whirlpool Corporation to Mississauga, Ontario as District Manager and Accountant where he was responsible for the management of parts inventory and sales distribution for 32 Inglis Service Depots throughout British Columbia. In addition, he was responsible for the development of new sales areas and the accounting for all assets under his control.

In 1997, he became Chief Accountant and Administrator for Zarcan Minerals Inc. of Vancouver, British Columbia where he was responsible for managing all company financial transactions, including budgeting, preparation of all financial information for distribution to Directors and shareholders, income tax preparation and payroll. In 2002 he left this position to work full time with a business consulting company, Nielsen-Popek & Associates, Certified Public Accountants, which he had originally established in 1980. This firm is an established consulting business offering ongoing evaluations, assessments, management development programs, accounting and income tax preparation to small and medium sized companies.

Glen  Macdonald  holds  a  directorship  on  the  following reporting companies:

     Starfield Resources Inc. (OTC.BB - SRFDF and TSX - SRU) Thelon Ventures Ltd. (TSX - THV)
     Otish  Mountain  Ventures  Inc.  (TSX  -  OTS)
     Golden  Caribou  Resources  Ltd.  (TSV  -  GCC)
     Solitaire  Minerals  Corporation  (TSV  -  SLT)

Vera McCullough and William Nielsen do not hold a directorship position on any other reporting companies.

Family  Relationships

There are no family relationships among directors, executive officers, or persons nominated or chosen by Stanford to become directors or executive officers.

Significant  Employees,  Full  and  Part  time  and  Hours  Worked

Other than the three directors of Stanford, Glen Macdonald, William Nielsen and Vera McCullough, Stanford has no other employees. If Glen Macdonald is not available during the exploration of the SF claim, Stanford will have to consider hiring consultants to oversee the exploration activities. The consultants would only be hired for the duration of the exploration program and once it has been completed they will no longer be engaged in any activities of Stanford. Stanford does not wish, at the present time due to lack of capital, to retain employees during periods when the SF claim is not being explored.

Glen Macdonald, William Nielsen and Vera McCullough do not work full time for Stanford. They may each spend up to 5 hours a month on administrative work for Stanford. During the exploration program, it is anticipated Glen Macdonald will spend approximately 20 hours a week on supervising the program. Mr. John Jenks, whose exploration budget is shown on page 38, has no agreement with Stanford to serve as a consultant or to work for Stanford in any other capacity.

Involvement  in  Certain  Legal  Proceedings

To the knowledge of management, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of Stanford:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

     (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

     (ii) engaging  in  any  type  of  business  practice;  or

     (iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated.


(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

     ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

SECURITY  OWNERSHIP  OF  MANAGEMENT  AND  BENEFICIAL  OWNERS


The following table sets forth information regarding the beneficial ownership of shares of Stanford's common stock as of January 31, 2005 (2,358,500 shares issued and outstanding) by all directors, executive officers and beneficial owners.






                                                          AMOUNT OF
     TITLE OR           NAME AND ADDRESS OF               BENEFICIAL        PERCENT OF
      CLASS             BENEFICIAL OWNER (1)              OWNERSHIP (2)        CLASS
--------------  -------------------------------  ------------------------   ----------
    Common              Glen Macdonald                    400,000 (3)           17
     Stock              420 - 625 Howe Street
  . . . . . . . . . ..  Vancouver, British Columbia
      . . . . . . . .   Canada, V6C 2T6

    Common.             Vera McCullough                     Nil (4)             Nil
     Stock              40 Sweetwater Place
   . . . . . . . . . .  Lions Bay, British Columbia
       . . . . . . . . .Canada, V0N 2E0

    Common              William Nielsen
     Stock              93 - 7501 Cumberland Street
  . . . . . . . . . .   Burnaby, British Columbia
     . . . . . . . . .  Canada, V3N 4Y6                     Nil                 Nil

    Common. . . . . . . Ownership of all Directors and      400,000             17
     Stock . . . . . .  Officers as a group



(1) Mr. Macdonald has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by him.

(2) Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights and conversion privileges pursuant to which such shares may be required in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of the directors or officers of Stanford have any options, warrants, rights or conversion privileges outstanding.

(3) The shares held by Glen Macdonald are restricted since they were issued to a former director in compliance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After these shares have been held for one year, Mr. Macdonald could sell a percentage of his shares based on one percent of the issued and outstanding shares of the Stanford. In other words, Mr. Macdonald's shares can be sold after the expiration of one year in compliance with the provisions of Rule
     144. The share certificate bears a 'stop transfer' legend on it. As at November 30, 2004, the number of shares which could presently be sold pursuant to Rule 144 is 23,585 shares.

(4) Vera McCullough presently does not own any shares in Stanford but is planning to acquire for cash 25,000 shares under this Offering. When issued these shares will be restricted from trading in compliance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After these shares have been held for one year, Mrs. McCullough could sell a percentage of her shares based on one percent of the issued and outstanding shares of Stanford. In other words, Mrs. McCullough's shares can be sold after the expiration of one year in compliance with the provisions of Rule 144. The share certificate will have a 'stop transfer' legend stamped on it.

Presently the control position is the 400,000 shares held by Glen Macdonald which represents 17% of the issued shares. With the purchase of 25,000 shares by Vera McCullough (refer to page 18), the new control percentage in relationship to the issued shares at the various subscription levels will be as follows:

                                                      Directors'  and  Officers'
    Shares                    Number  of  shares             Control
Subscribed  for                after  Offering              Percentage
---------------               ---------------               ----------

   250,000                       2,608,500                   16.29%
   500,000                       2,858,500                   14.87%
   750,000                       3,108,500                   13.67%
 1,000,000                       3,358,500                   12.65%


At various levels of subscription for shares under this prospectus, the total number of shares outstanding increases and the percentage ownership by the directors and officers decreases.


                       ITEM 12.  DESCRIPTION OF SECURITIES

The securities being offered are shares of common stock. The authorized capital of Stanford consists of 25,000,000 common shares with a par value of one tenth of a cent ($0.001) per share, amounting to twenty five thousand dollars
($25,000).   The  holders  of  common  stock  shall:

- have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of Stanford;

- are entitled to share ratably in all of the assets of Stanford available for distribution upon winding up of the affairs of Stanford; and

- are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The  shares  of  common  stock  do  not  have  any  of  the  following  rights:

-     preference  as  to  dividends  or  interest;

-     preemptive  rights  to  purchase  in  new  issues  of  shares;

-     preference  upon  liquidation;  or

-     any  other  special  rights  or  preferences.

In  addition,  the shares are not convertible into any other securities.   There
are  no  restrictions  on  dividends  under  any  loan  agreements.

Non-Cumulative  Voting.

The holders of shares of common stock of Stanford do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Stanford's directors.

Dividends

Stanford has not declared or paid any dividends on its common stock. It does not currently anticipate paying any cash dividends in the foreseeable future on its common stock, when issued pursuant to this Offering. Although Stanford intends to retain its earnings, if any, to finance the exploration and growth of the SF claim, its Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon Stanford's earnings, capital requirements, and other factors, which its Board of Directors may deem relevant.


Because Stanford does not intend to make cash distribution by way of dividends, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurance that the Offering price of $0.20 per share as indicated in this prospectus will be able to be realized by any shareholder liquidating their share position in the future. A distribution of revenues will be made only when, in the judgment of Stanford's Board of Directors, it is in the best interest of Stanford's stockholders to do so.


Change  in  Control  of  Stanford

Stanford does not know of any arrangements which might result in a change in control.

Registered  Office

Stanford has engaged the service of Chennell Mowbray, The Company Corporation, 1013 Centre Road, Wilmington, DE 19805, to act as registrar.

Transfer  Agent

Stanford has engaged the services of Nevada Agency & Trust Company, Suite 880, 50 West Liberty Street, Reno, Nevada, 89501 to act as transfer agent.

Debt  Securities  and  Other  Securities

There  are  no  debt  securities  outstanding  or  any other form of securities.




                 ITEM 13.  INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Stanford, or was a promoter, underwriter, voting trustee, director, officer, or employee of Stanford.


Stanford's auditors are Amisano Hanson, Chartered Accountants, 604-750 West Pender Street, Vancouver, British Columbia, Canada, who examined the financial statements of Stanford for the six years ended August 31, 2004 in conformity with accounting principles generally accepted in the United States. The fee paid and accrued to Amisano Hanson were $14,438 for the six years ended August 31, 2004 and an accrual of $1,200 for the review of the unaudited financial statements for the three months ended November 30, 2004.


  ITEM 14.  DISCLOSURE OF COMMISSION POSITIONS ON INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Stanford pursuant to the following provisions or otherwise, Stanford has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     - for any breach of a director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

     - for any transaction from which a director derived an improper personal help

Section 145 of the DGCL provides, in summary, that directors and officers of a Delaware corporation are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnity has met the applicable standard of conduct.

The Articles of Incorporation contain provisions which, in substance, eliminate the personal liability of the Board of Directors and officers of Stanford and its shareholders from monetary damages for breach of fiduciary duties as directors to the extent permitted by Delaware law. By virtue of these provisions, and under current Delaware law, a director of Stanford will not be personally liable for monetary damages for breach of fiduciary duty, except liability for:

     a.   breach  of  his  duties of loyalty to Stanford or to its shareholders;

     b. acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     c. dividends or stock repurchase or redemptions that are unlawful under Delaware law; and

     d. any transactions from which he or she receives an improper personal benefit.

These provisions pertain only to breaches of duty by individuals solely in the capacity as directors, and not in any other corporate capacity, such as an officer, and limit liability only for breaches of fiduciary duties under Delaware law and not for violations of other laws (such as Federal securities laws). As a result of these indemnification provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

The inclusion of these indemnification provisions in Stanford's By-laws may have the effect of reducing the likelihood of derivation litigation against directors, and may discourage or deter shareholders or management from bringing lawsuit action, which if successful, might otherwise benefit Stanford or its shareholders.


Stanford has entered into separate Indemnification Agreements with Glen Macdonald and Vera McCullough containing provisions that provide for the maximum indemnification allowed to directors and officers under Delaware law. Stanford, among other obligations, will indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interest of Stanford and, in the case of criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreement provides generally that Stanford will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceedings against them as to which they may be entitled to indemnifications. Stanford believes these arrangements are necessary to attract and retain qualified persons as directors and officers.

                  ITEM 15.  ORGANIZATION WITHIN LAST FIVE YEARS

Stanford yet been in existence for a period of five years but has during the time since its inception accomplished the following:

1. The incorporating director was Philip Yee of Vancouver, British Columbia who organized Stanford and raised the initial seed capital from the existing shareholders.

2. During his time as the sole officer and director of Stanford, Mr. Yee identified a software protocol program for the restaurant industry whereby a wireless menu system could be implicated. Unfortunately the demand for such a program was not present and the project was abandoned in 2001. Subsequently in January 2001 the SF Claim was staked for Stanford.

3. Stanford engaged the services of John Jenks, Professional Geologist to prepare a report on the SF mineral claim and to recommend a program of exploration (as more fully detailed on page 37).

4. During the last two years, the directors have provided funds for a preliminary exploration program on the SF claim.

5. Stanford appointed two additional directors, Doug Symonds and Vera McCullough, on May 21, 2001. Soon afterwards, Philip Yee resigned as President and Director on May 21, 2001 and Doug Symonds was appointed as the new President of Stanford.

6. Mr. Symonds resigned on October 15, 2002 and was replaced by Glen Macdonald on October 23, 2002. On October 24, 2002, Glen Macdonald was appointed President of Stanford.

Holders  of  Common  Equity


As of the date of this prospectus, Stanford has 59 shareholders, which include the President, Glen Macdonald.


Exploration  Activities


Stanford undertook exploration work on the SF claim in 2002 and 2003. The directors will undertake further exploration work on the SF claim from the proceeds of the sale of common stock registered under this prospectus.


Additional  Mineral  Properties

Stanford may seek out additional mineral properties in the Princeton region either by way of purchase, staking or joint venturing. No properties have been identified to date.

Acquisition  of  Assets  from  Promoters,  Founders  or  Organizers  of Stanford

Stanford has not received or acquired any assets or other consideration from any promoter, founder or organizer of Stanford since its inception.

                        ITEM 16.  DESCRIPTION OF BUSINESS

Business  Development

Stanford is a company without revenues, with little or no assets and having incurred losses since its inception. The only source of funds to Stanford has been from the sale of its shares in its capital stock and loans made by affiliates.

Stanford does not have any subsidiary, affiliated companies or joint venture partners. Stanford has not declared bankruptcy, been under receivership or similar proceedings. In addition, Stanford does not have any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business.

Stanford's area of interest is in the exploration industry, whereby it will explore its SF claim ("Exploration of the SF Claim"). Stanford is an exploration stage company in that there is no assurance that a commercially viable mineral deposit on the SF claim will ever be found and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Stanford does not have an ore reserve at the present time and the likelihood of finding an ore body is remote (see "Risk Factor - 7" page 10). Nevertheless, management feels that its SF claim is worth the time and money to explore in order to determine if an ore reserve does exist. Since it is in the exploration stage, Stanford is not distributing any products, nor has it announced any new products or services.

Stanford  has  the  rights  to  the  mineral  on  the SF claim other than placer minerals and coal. In other words, Stanford has the rights to explore for minerals below the surface but cannot extract minerals found on the surface of the SF claim. Under the Mineral Tenure Act of British Columbia, Stanford would have to stake the SF claim for placer minerals. Once this staking is completed Stanford could use either panning or sluicing to extract minerals from Collins Gulch Creek which flows through the claim. If Stanford only had the placer claim rights then production would be limited to 2,000 cubic metres of paydirt each year. Under a placer lease, which is a higher form of tenure than a claim, there is no production limit and the issue lease cannot be challenged under the Mineral Tenure Act. Title to a lease is therefore only issued when the ground and title to be held by the leasehold has been verified to a higher standard than that required of a claim. This is achieved by means of a survey.
Components  of  the  survey  are:

- conduct the historical research to determine those titles which may affect the ground to be acquired by the lease;

-    verification  of  the  legal  posts  of  those  titles  on  the ground; and

-    produce  a  survey  plan  from  the  collected  data.

The majority of the SF claim has not been staked for placer minerals and does not contain a placer lease over the claim. Until Stanford has completed its initial exploration work on the SF claim, no decision will be made to stake the claim for placer minerals and no survey will be undertaken to obtain a placer lease.


One of the main reasons Stanford is filing this prospectus is to qualify its shares for a quotation on the OTC Bulletin Board. There is the chance Stanford's shares may never be qualified for trading on OTC Bulletin Board and therefore the shareholders might never be able to sell their shares to recoup a percentage of their original investment.

Presently Stanford has ownership interest in the mineral rights to one mineral claim: the SF claim. As is custom in the Province of British Columbia, Stanford does not actually own the land itself; only the mineral rights thereto. The ownership interest in the land is held by the Province of British Columbia. Having "staked" the mineral claim in January 2001, Stanford has the rights to the minerals thereon for a period of one year from the date of staking (refer to Exploration of the "SF Claim" for a description of staking). The actual cost of staking the SF was $1,381 which maintained the mineral claim in good standing until January 12, 2002. The geological report cost Stanford $1,531. The cost of exploration for January and June 2002 was $1,282 and soil sampling analysis was $500. The exploration costs for November 2003 was $1,544.

To date Stanford has realized no revenue from the SF claim and it will take an unknown number of years of exploration to be able to identify a commercially viable ore reserve, if any. An exploration program of any size will require additional capital which presently Stanford does not have. Its ability to raise funds might be limited as more fully described under "Risk Factor - 2" on page 9.

If Stanford is unable to find minerals during its exploration of the SF claim group, it will seek out other mineral properties of merit. In the meantime, the SF claim comprises 1,109 acres and allows for a number of exploration programs within the claim group. No specific mineralization has yet been identified by Stanford on the SF claim. Stanford has not identified any other mineral properties to date for future exploration work. Nevertheless, the corporate objective is to acquire other mineral properties in the event that the SF claim does not prove to have commercially viable ore reserve on it.

Stanford's  main  product

Stanford, being in the exploration stage, has no main product unless it discovers a commercially viable mineral deposit. There is no guarantee any commercially viable mineral deposit will ever be found and therefore no revenue will be derived from the SF claim. Stanford does not have the rights to the placer on its claim and therefore only has the rights to any minerals below the earth's surface. If a third party stakes the placer rights before Stanford has made a decision to do so, which will depend upon its findings during its initial exploration activities, it will lose the rights on the SF claim to placer gold, silver, platinum, bentonite and zeolite.

Competitive  business  conditions

There are vast areas of British Columbia and the Pacific Northwest Coast, which includes Washington, Oregon and California states, which have been explored and in some cases staked through mineral exploration programs. Competition to identify, locate and explore mineral claims is intense. Exploration companies such as Stanford must compete for various resources, including consultants and other human resources, equipment and capital.

Sources  and  availability  of  raw  materials

Stanford does not have available to it any sources of raw materials since it is in the exploration stage and does not require any raw materials from outside suppliers. In the future, it might require raw materials such as cement, wood and sand to commence production of its SF claims. Such raw materials are easily obtainable by Stanford from local suppliers in Princeton, British Columbia. If no ore reserve is found on the SF claim, there will be no requirements for raw materials.

Dependence  on  a  few  major  customers

To date Stanford has no customers and may not have any customers if there is no ore reserve on the SF claim.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts

Stanford has no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts to date. Stanford has not entered into any joint venture agreements with any parties relating to the SF claim.

Governmental  Approvals  and  Mining  Regulations

During the initial exploration stage, which comprised establishing a grid and soil/rock sampling, Stanford was not required to seek any governmental approvals. Upon completion of the initial exploration work as mentioned on page 38 herein, Stanford filed a "Statement of Work, Cash Payment, Rental" form with the Gold Commissioner's Office as required under the Mineral Tenure Act. This form stated that work credits from the exploration activities on the SF were incurred and can be used to maintain it in good standing for a further year. The recording fee to the Gold Commissioner's Office was $140.

Once a decision has been made to carry out a drilling program, as will be done under Phase II, Stanford will have to obtain a "Reclamation Permit" and complete a "Safekeeping Agreement" with the Ministry of Energy and Mines (the "Ministry") by making a deposit to the Ministry directly or establishing a separate bank account in one of the five chartered banks in Canada, being either Bank of Montreal, Bank of Nova Scotia, Toronto-Dominion, Royal Bank or Imperial Bank of Commerce, with the Ministry being beneficiary. The estimated amount to be deposited with the Ministry is between $2,700 and $3,850; as determined by the Inspector of Mines upon review of the drilling and work program to be done on the SF claim. Approval and confirmation of the deposit should take approximately two weeks. This deposit will ensure Stanford will spend the time to put the SF claim in basically the same environmental condition as it was prior to the drilling program. Approval and confirmation of the required deposit should take approximately two weeks.

When either a trenching or drilling program is considered, Stanford will have to complete and submit to the Ministry a "Notice of Work" detailing the specifics of its work program. Approval for this form normally takes approximately six weeks and can be filed at the same time as the Reclamation Permit and Safekeeping Agreement mentioned in the above paragraph. Again the fee for filing the Notice Of Work form will be $140. The approximately date Stanford will need the approval is unknown at this time but will be prior to the above mentioned trenching or drilling activities taking place on the SF claim.

If Stanford decides to undertake trenching in addition to a drilling program, it will have to file the above mentioned "Notice of Work" with the Ministry and in the event that it does not clean-up the site after the trenching program, the Ministry will undertake the clean-up at a cost of between $0.55 to $0.77 per cubic metre of material moved.

All  work must be carried out in accordance with the "Mineral Exploration Code -
Part II Health, Safety and Reclamation Code for Mines" in British Columbia as set forth in the Mining Act. This Code is to protect employees and all other persons from undue risks to their health and safety arising out of or in connection with activities of mining and drilling, safeguarding the public from risks arising out of or in connection with mining activities and exploration, protecting and reclaiming the land and waterways affected by the activities of Stanford. There is no fee charged by the Ministry in adhering to this Code.

In addition, Stanford will have to adhere to the "Fire Prevention and Suppression Regulations of the Forest Practices Code of British Columbia Act" which set specific guidelines on open fires either in a stove or campsite, use of explosives in exploration and how Stanford should conduct itself during times of forest closures. The Ministry does not charge a fee for adhering to this Regulation.

During the drilling activities on the SF claim, the drilling company will be responsible to have an employee on location who has a First Aid Certificate and has a First Aid Kit on or near his person at all times. Having such a person on staff is a standard requirement of all drilling companies in British Columbia. There are no fee charges by the Ministry for Stanford to comply with this requirement.

In the area where Stanford will undertake the initial exploration program, it is covered by poplar and other species of trees not significant in size and of no commercial value. Therefore, the removal of these trees will not require a "License to Cut" under the Forestry Act unless Stanford is in an area on the SF claim that has secondary growth. If this is the case, Stanford will apply for a License to Cut which would take approximately two weeks to receive approval. The filing fee is approximately $150.

Water to reduce the heat during drilling will be supplied by the drilling company and can be obtained from nearby streams and lakes without causing any hardships to the marine life therein. The drilling company can either obtain water from Collins Gulch Creek which flows through the SF claim or transport it from Tulameen River slightly north of the claim. The drilling company will be required to meet all governmental requirements prior to commencing drilling thereby eliminating Stanford from this responsibility.

Environmental requirements in the Province of British Columbia are under the direction of the Provincial Government since both the local and Federal governments do not take an active part in administering the requirements of Bill 57 - Environmental Management Act (the "Act") which was passed after the third reading on October 21, 2003 and received Royal Assent on October 23, 2003.

Under the Act the basic principle is that a person or company who has contaminated or contributed to the disturbance of a piece of property should bear the cost of remedying such disturbance. Under the Act, the new legislation also incorporates the corollary principle of "beneficiary pays", designed to ensure that those who benefit from activities resulting in contamination or disturbance will share in the liability for clean-up. The philosophical underpinning of this concept is that those who benefit from the activity should not be unfairly enriched. This Act mainly focuses on contamination of the soil and underground water supplies. Stanford will not be using chemicals during its exploration activities which would contaminate the surrounding soil. The drilling process would require water to reduce the heat of the drill and this can be obtained by the drilling company from either Collins Gulch Creek on the SF claim itself or from Tulameen River, slightly north of the claim.


As mentioned previously in this prospectus, the establishment of a grid and subsequent soil sampling does not require approval from the Inspector of Mines. Before the commencement of Phase II, Stanford will submit a Notice of Work and a Reclamation Permit to the Ministry of Energy and Mines for the Province of British Columbia. The SF claim has logging roads running through the claim itself which will allow for easy access to a proposed drilling site. In the event an additional road or trail is required to the drilling site, the drilling company will meet with the Inspector of Mines and determine if a bond is required and the particulars of the road or trail construction. The drilling site itself will use limited ground space and therefore there may not be a need to apply for License to Cut trees in the surrounding area. The License to Cut trees and approval of construction access to the drill site will be applied for by the drilling company. Upon completion of the drilling program, the drilling company will have the responsibility of cleaning up the site. This might entail planting small trees to replace the ones cut down and throwing grass seed around the areas where the ground was disturbed. This cost will be borne by the drilling company and will be included in the total fee charged to Stanford.

During the exploration and future drilling program, Stanford will not build facilities to house the exploration and drilling crew since the drilling company will provide accommodation for its employees in the town of Coalmont approximately 15 miles away from the SF claim. Any employees of Stanford will stay in Coalmont during the exploration program.

The President of Stanford, Glen Macdonald, has extensive exploration experience and is familiar with the regulations respecting the initial acquisition and early exploration of mining claims in British Columbia, Canada. Stanford does expect there to be costs associated with adhering to government mining regulations during the initial exploration stage but will have to deposit the reclamation fees as noted above.

Research  and  Development

Stanford has not spent any money on research and development since its inception.

Cost  of  Compliance  with  Environmental  Regulations

Stanford is subject to the Health, Safety and Reclamation Code for Mines in British Columbia, Canada. This code deals with environmental matters relating to the exploration mineral properties. The Code is meant to protect the environment through a series of regulations affecting:

     1.   Health  and  Safety
     2.   Archeological  Sites
     3.   Exploration  Access

Stanford is responsible to provide a safe work environment, no disruption of archeological sites and conduct its activities in a manner as to not cause any unnecessary damage to the SF claim.

Stanford will secure all necessary permits for exploration, if required, and will file final plans of operation prior to the commencement of any exploration operations. It is anticipated no endangered species will be disturbed. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the law. There will be no discharge of water into active streams, creeks, rivers or lakes and any other body of water regulated by the environmental law, or regulation. Any portals, adits or shafts will be sealed. The estimated amount of dollars incurred for environmental "clean-up" which Stanford will have to pay will be approximately $7,700 - the deposit posted with the Ministry of Energy and Mines for the Province of British Columbia. The amount of dollars required for environmental clean-up will depend upon the work being done on the SF claim. If Stanford undertakes a trenching program the cost per cubic metre of material moved will range between $0.55 to $0.77 if the government is required to undertaken the clean-up. No charge will be incurred if Stanford does the clean-up itself. If road access is required or the site being explored will be unduly disturbed, the Inspector of Mines will have to determine the amount of the bond in advance of work being done. The Reclamation bond will have to be paid to the Government with the preparation of the site for drilling and will be refunded, assuming Stanford does its own clean-up, when
Stanford completes that phase of its exploration program. This could mean the refund for the Reclamation bond could be paid back to Stanford within several months of completing the drilling program since time would have to be allowed for the Inspector of Mines to examine the drilling site on the SF claim and prepare the paper work required to refund the deposit. If Stanford chooses, it might not make the application for a refund of the Reclamation bond and apply it towards future drilling and exploration activities on the SF claim. The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the SF claim. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.


Exploration  of  the  "SF  Claim"

Stanford retained John Jenks, Professional Geologist and Geoscientist, of Salmon Arm, British Columbia, Canada, to summarize the geology and mineral potential on its SF claim near Coalmont, British Columbia. The SF was "staked" by a professional staker on behalf of Stanford. "Staking" of a claim is the method used by the Ministry of Energy and Mines for the Province of British Columbia in verifying title to the minerals on government-owned land. The individual staking a claim, known as a "staker", prepares a post on the unstaked property and defines this post as the corner post or "identification" post. A serial pre-numbered tag, purchased from the Gold Commissioner's office (a department of the Ministry of Energy and Mines) is affixed to the post and the date and time of preparing the post is recorded on it as well as the name of the claim. The staker is required to define the perimeter of the claim by a clearly marked line. Upon completion of marking the perimeter the staker records the number of units being staked upon the metal tag on the corner post. This information is recorded on a "4 Post Mineral Claim" form and filed with the Gold Commissioner's Office.

Stanford has not identified any other mineral properties for staking and, therefore, has title to the mineral rights only on the SF claim.

LOCATION  AND  ACCESS

The SF claim is situated 2.5 miles west-north-west of the hamlet of Coalmont, BC, itself located 11 miles by paved road north-west of Princeton, British Columbia. From Coalmont the SF claim may be accessed by a series of dirt/gravel logging and recreational trails - a road distance of approximately 3 miles to the eastern claim boundary.

While portions of the road system are driveable by four-wheel drive pick-up they are best accessed by the four-wheeler/quad/all terrain vehicle type of vehicle as was used during the initial property examination by John Jenks.

During the initial exploration stage, Stanford will only be able to explore the SF claim during the late spring, summer and early fall months due to the possibility of snow in the winter. Winter weather conditions make it difficult to obtain soil and rock samples, prospecting, trenching and removal of overburden.

During the winter months, the SF claim has to be accessed by snowmobile since the number of inches of snow during a normal winter is approximately 39 inches in the Princeton area. During the summer there is the possibility, on a random basis, of road closures from July to September due to the possibility of fires. Access to the property during the summer is best done by all terrain vehicles or by four by four vehicles.

LAND  TENURE

Consisting of an 18 unit four-post claim extending 1.8 miles in the north-south direction by 0.9 miles east-west and totaling 1,109 acres. The SF mineral claim was staked on January 12, 2001. The claim tenure number is 383391, tag number 240871 and the anniversary date is January 12, 2005. It should be noted the SF claim confers the right to explore for precious and base metals in lode form and certain industrial minerals. Coal, as well as placer minerals, are issued under separate licenses and therefore are not owned by Stanford.

Stanford has not obtained the lease for placer minerals on the SF claim. Placer minerals, often being gold, silver, platinum, gemstones or other heavy minerals of value, are located in gravel or ground and are extracted by the use of water, by sluicing, hydraulicking, etc. Under the Titles Division of the Ministry, a separate application for a lease of placer minerals must be obtained. Under the regulations of the Ministry, a lease is a higher form of tenure than a claim. There is no production limit on a lease (placer claims have a production limit of 2,000 cubic metres of paydirt per year), and the issued lease cannot be challenged under the Mineral Tenure Act. Title to a lease is therefore only issued when the ground and title to be held by the leasehold has been verified to a higher standard than required for a claim. This is achieved by means of a survey. Components of the survey process are:

     conduct the historical research to determine those titles which may affect the ground to be acquired by the lease;

     verification  of  the  legal  posts  of  those  titles  on  the ground, and produce  a  survey  plan  from  the  collected  data.

The Mineral Tenure Act Regulation provides for two alternative types of surveys for a placer lease, a legal survey (to be completed by a British Columbia Land Surveyor for submission to the Surveyor General's office for approval) and a technical survey (option to a full legal survey but required all documents to be completed and filed with the Ministry).

Stanford  has  not  obtained  the  lease  for  placer  minerals on the SF claim.

PHYSIOGRAPHY  AND  CLIMATE

The claim area is characterized by fairly rugged hill and ridge topography ranging from 2,400 to 4,000 feet in elevation. The most predominant feature is the steep canyon of the north-north-east trending Collins Gulch Creek which bisects the claim area and empties into the Tulameen River at the northern extremity. Outcrop, being that part of a rock formation that appears at the surface of the ground, is exposed primarily along ridges and escarpment areas; being a long, more or less continuous cliff or steep slope which separates two levels of ground and usually was caused by erosion of the ground or in some case faulting. Most of the claim area is covered by a thin layer of glacial till; being comprising clay, silt, sand gravel and boulders ranging in various sizes originally deposited under a glacier prior to it receding.

Tree cover is moderate to very thick consisting primarily of lodgepole pine and Douglas fir with subordinate poplar and deciduous species. Most of the timber is mature second-growth as much of the claim area has been previously logged. Timber rights are held by Tolko Industries Ltd., a company unrelated to Stanford.

Summers are hot with moderate precipitation. Up to 4.5 feet of snow may accumulate anytime after late October and remain until early May. The effect of winter conditions is more fully described on page 54, "(vii) Seasonal aspects affecting the financial condition"

REGIONAL  GEOLOGY

The Tulameen and Princeton areas, in which the SF claim is located, were geologically mapped in 1960. Located within the southern portion of the Intermontane Belt the map area is dominated by the magmatic area sequence Upper Triassic Nicola Group. This consists of a north-trending belt of volcanic (generally finely crystalline or glassy rock which has been put near the Earth's surface by volcanic action) and sedimentary (a rock resulting from the consolidation of loose sediment that has accumulated in layers) rocks intruded by Late Triassic and Early Jurassic (a specific geologic time period from 208.0 to 146.6 million years before the present time) comagmatic plutons; being molten rock material with the Earth from which an igneous rock results by cooling and crystallization. The sequence is unconformably overlain by Cretaceous and Tertiary volcanics and clastic sediments of the Spences Bridge, Kingsvale and Princeton Groups.


PROPERTY  GEOLOGY/AIR  PHOTO  INTERPRETATION

Approximately 60% of the SF claim is underlain by the northeast limb of the Eocene-aged Tulameen Basin, a synclinal structure trending northwesterly. The northern third is covered by older upper Triassic rock of the Nicola Group consisting of basic lavas, being fluid rock issued during volcano reaction, and sediments. Intrusive rock, being a body of igneous rock which has formed itself into pre-existing rocks either along some definite structural feature or by deformation and cross-cutting of the invading rocks, of the coast Intrusions occupies the northeastern 10% of the claim.

The northeastern synclinal limb, a dipping curvature area of a fold between adjacent fold hinges, dips at -45 degrees to the southwest. A prominent shale, a fine grained sedimentary rock formed by consolidation of clay, silt and mud, mudstone, a style of mud having the texture and composition of shale, member forms a northwesterly-trending series of ridges. The prevalent schistosity trend, being rock structure generally split into slabs which contain mineralization of interest, of 55 degrees dipping minus 60 degrees to the southeast may parallel a possible late fault structure coinciding with Collins Gulch. Higher in the section a siliceous lapilli tuff, being small stones which in the unconsolidated stage is similar to ash and upon consolidation is referred to as tuff, contains interstitial zeolite; being part of the family of water salts occurring as secondary minerals in cavities of lava. Within the above interval, coal seams and bentonite, a clay formed by the alteration of volcanic ash, horizons occur, however, more surface examination is required to define their exact position.

DISCUSSION

The Tulameen Basin portion of the claim does contain the industrial minerals zeolite and bentonite, both of which are included in the mineral title. Despite their presence and possible resource potential, like most industrial minerals, the marketing aspect is of prime consideration. Any decision to explore for these materials must therefore coincide with corporate objectives.

The Nicola Group comprising the northern third of the claim is prospective for both base and precious metals in veins and disseminated form within the area. Accordingly, this portion could be subject for further investigation with these metals in mind.

It is conceivable that satellite bodies of the ultrabasic, being an igneous rock having a salt content lower than most basic rocks, could be distributed exterior to the main body - in fact the northern third of the SF claim underlain by the Nicola Group could host ultrabasic satellite intrusives with platinum/gold potential.

Much of the claim is covered by a thin layer of glacial till implying that any potential deposit is easily masked. Accordingly, careful prospecting, stream geochemistry (including panning) and soil geochemistry would be employed in a subsequent search for precious and platinum-group metal mineralization, particularly within the northern third of the claim.

Based upon a single day's examination of the property and subsequent literature research by John Jenks, the following conclusions are indicated by him:

     - The southern 60% of the SF claim area underlain by Eocene Tulameen basin metasediments has industrial minerals zeolite and bentonite, both of which pose a marketing challenge. A corporate decision to explore for these minerals would be required prior to directing further efforts in this area.

     - The northern 30% of the claim underlain by Nicola Group metavolcanics and metasediments has potential for high grade base and precious metal vein (a mineral which has filled a fault or fracture in a rock and is often of interest in exploration), shear zone, being an area that is often mineralized by ore-forming solutions, hosted, breccia (a coarse-grained rock usually composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix) and disseminated deposits. Particular attention should be directed to this claim portion.

     - Within the same group the possible presence of smaller satellite intrusives of the zoned Alaska-type Tulameen Ultrabasic Complex could imply potential for platinum group mineralization.

     - The northeastern claim portion comprising 10% of the claim area underlain by Coast Intrusive rock has a limited potential for disseminated base metal deposits.

     - As 80% of the claim area is covered by a thin layer of glacial till, surface prospecting would be best directed to ridge, escarpment and exposed stream banks. Soil geochemistry could be applied in an effort to gain insight into the possible presence of sub-surface mineralization.

It  is  recommended  that  efforts  be  directed  in  the  following  areas:

     - The northern 30% of the claim underlain by the Nicola Group. This area could be surface prospected and soil sampled on a reconnaissance scale. Particular attention should be made to the possible presence of ultrabasic rock.

     - If corporate objectives include the industrial minerals zeolite and bentonite then the potential for these minerals should be examined, inventoried and later followed up by surface trenching. Old trenches should be located and re-examined.

     - A cursory surface examination should be made of the small area underlain by Coast Intrusive rock to ascertain its potential for mineralization and subsequent follow-up detailed prospecting and soil geochemistry.

ESTIMATED  PROGRAMME  COSTS
---------------------------

Geologist/prospector                 15  days @ $200/per day             $ 3,000
Data  compilation/report  writing                                          3,000
Supervision                                                                1,300
Establishment  of  recon.Grid        10  days  @  $130/per day             1,300
Sampling                             10  days  @  $130/per  day            1,300
Geochemical  analyses                600  samples  @  $8/sample            4,800
Vehicle  expense                     50  days  @  $35/day                  1,750
Gasoline                                                                     500
Food  &  accommodation               50  days  @  $45/per  day             2,250
Materials  and  supplies                                                     350
                                                                         -------
Subtotal                                                                  19,550
Contingency  @  10%                                                        2,000
                                                                          ------
Total                                                                    $21,550
                                                                         =======

Success in the initial phase would entail a follow-up program and subsequent budgeting. The cost of Phase II has been estimated at $50,000 as indicated on page 40.

Stanford's  Exploration  Facilities

While in the exploration phase, the crew of Stanford will be living in the town of Coalmont due to its close proximity to SF claim.

RECENT  WORK  ON  THE  SF  CLAIM  IN  2002

January  2002

Grid  sample  stations  were set up and marked every 33 feet on the baseline and
grid  sample  lines  in  January  2002.   The  grid  was  set  up  as  follows:

     Baseline:

          Stn.  0  +  000  N  to  Stn.  1  +  200  N                3,600  feet
          Stn.  2  +  800  N  to  Stn.  3  +  000  N                  600  feet
                                                                   ------
                                                                    4,200  feet
                                                                   ------
     Grid  Sample  lines:

          Stn.  0  +  000  N  to  Stn.  0  +  300  W                  900  feet
          Stn.  0  +  090  N  to  Stn.  0  +  300  W                  900  feet
          Stn.  0  +  810  N  to  Stn.  0  +  250  W                  750  feet
          Stn.  0  +  990  N  to  Stn.  0  +  350  W                1,050  feet
          Stn.  1  +  200  N  to  Stn.  0  +  250  W                  750  feet
          Stn.  2  +  800  N  to  Stn.  1  +  500  W                4,500  feet
          Stn.  3  +  000  N  to  Stn.  1  +  500  W                4,500  feet
                                                                    -----
                                                                   13,350  feet
                                                                   ------

Total  base  and  grid  sample  lines                              17,550  feet
                                                                   ======

In June 2002, Stanford undertook a soil sampling program as mentioned below based on the above grid system.

June  2002

Stanford continued its exploratory work on the SF claim by extending Grid line station 0 + 000 N to 675 W. Soil samples were collected every 80 feet for geochemical analysis.

Grid line station 0 + 090 N was entended to 0 + 0625 W every 75 plus feet and soil samples were collected for geochemical analysis.

These soil samples were obtained following the accepted geological soil sampling techniques. All 49 samples tested the "B" horizon, in soils, just below the humus contact. These samples were all analyzed by Acme Laboratories Ltd., Vancouver, British Columbia, Canada, using the ME - ICP +1 method.

The soil sample geochemical assay results did not define any copper, lead or zinc anomalies. Further exploration will extend the soil sampling to the southern claim segment.

November  2003

Stanford undertook the establishment of a new grid system north of the previously established grid system since due to light snow conditions and were the ground was relatively level. As in the past, the grid layout was continued with grid sampling stations horizontally chained and flagged every 30 feet. Stations were recorded, with location, every 90 feet. The new grid sampling lines established were as follows:





Stn. 0 + 000 N . . . . .   - 0 + 190 W.          Coalmont Trail
                           - 0 + 685 W. . . . .  Collins Gulch, East
                           - 0 + 900 W. . . . .  Collins Gulch, West
                           - 0 + 960 W. . . . .  Logging Boundary
                           - 0 + 070 W. . . . .  Logging Road
                           - 0 + 190 W. . . . .  Swamp
                           - 0 + 320 W. . . . .  Logging Road
                           - 0 + 500 W. . . . .  End                   3,600 feet

Stn. 0 + 300 N . . .       - 0 + 260 W.          Coalmont Trail
                           - 0 + 750 W. . . . .  Collins Gulch
                           - 0 + 050 W. . . . .  Logging Boundary
                           - 0 + 310 W. . . . .  Logging Road
                           - 0 + 475 W. . . . .  Logging Road
                           - 0 + 500 W. . . . .  End                   4,500 feet

Stn. 0 + 600 N . .         - 0 + 180 W.          Coalmont Trail
                           - 0 + 710 W. . . . .  Collins Gulch
                                                 Extreme
                                                 Topography End       2, 130 feet

Stn 0 + 720 N. . . . . .   - 0 + 030 W.          Coalmont Trail
                           - 0 + 720 W. . . . .  Collins Gulch
                                                 Extreme
                                                 Topography End        2,160 feet
                                                                     ----------

                            Total Grid Layout. . .        .           12,390 feet
                                                                      ===========




In conjunction with the original grid layout, a soil and rock sampling program will be undertaken in the late spring or early summer of 2005.


Even though John Jenks is the professional geologist who prepared a geological report for Stanford, he will not be the geologist assigned to the exploration of the SF claim. Mr. Macdonald, being a geologist himself, will direct and supervise the exploration program, based on the recommendations of John Jenks as noted above, and will determine at that time the staff he will require to facilitate it.

Reports  to  Security  Holders

Stanford does not currently file reports with the Securities and Exchange Commission ("SEC"). It is the intention of Stanford that it will file the required financial reports: 10-KSB and 10-QSB. The directors and beneficial owners of Stanford will file their Form 3s once it is a reporting company.


In the future, the public may read and copy any material with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company will file electronically on Edgar and the public may view these filings on the SEC's Internet site that contains all reports, proxy and information statements, and other information regarding the Company by using (http://www.sec.gov). At the present time,
                                     ------------------
Stanford  does  not  have  an  Internet  address.


       ITEM 17.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

(A)     PLAN  OF  OPERATION

While management believes the SF claim has value and opportunity for further exploration, management advises that Stanford is in the exploration stage and has not yet generated or realized any revenues from its SF claim.


Stanford is attempting to raise the funds necessary for the exploration of the SF claim - refer to "Use of Proceeds" on page 14. Stanford has not made any additional arrangements to raise additional cash, other than through the current Offering under this prospectus.



It is estimated that Phase I recommended by John Jenks, as shown on page 38, will take approximately 15 days to complete. The objective under Phase I will be to enlarge the present grid system established on the SF claim and take 600 soil and rock samples for subsequent assaying. The review of the results will be done by Glen Macdonald, President of Stanford and Professional Geologist, who in conjunction with the Board of Directors, will determine the area of interest for Phase II. During the next twelve months following Effective Date of this prospectus, Stanford will complete Phases I and II and determine the exploration program for Phase III.


Assessing and evaluating the results of Phase I will be performed by Glen Macdonald. A decision to continue exploration activities will be done jointly by the Board of Directors upon recommendation from Glen Macdonald. The criteria in making a decision to continue will be based on the results of Phase I and the knowledge that the SF claim, under Phase I, has only had limited exploration work thereon. If the results of Phase 1 are not significantly positive to enable Stanford to continue in the area under exploration, the Board of Directors will consider other areas within the claim for further exploration. Until the majority of the SF claim has been explored, the Board of Directors is reluctant to abandon the SF claim.

The following is a summary of the estimated expenditures to complete Phase II of the exploration program on the SF claim.

Diamond  drilling:

     Diamond  drilling  (four  holes  of  300  feet  per
                            hole  @  $25  per  foot)(i)               $  30,000
     Independent  consultant's  fees,  core  logging,
                            splitting,  program
                            management  (14  days  @  $275)(ii)           3,850
     Expenses:
          4-wheel  drive  rental     (14  days  @  $50  per  day)   700
          Assays  of  core  (80  assays  @  $15)(iii)             2,400
          Gasoline                                                  100
          Accommodation  (14  days  @  $60)                         840
          Meals  (14  days  @  $40)                                 560
          Core  boxes  -  estimated  4  boxes                       200
          Exploration  supplies  -  estimated                       100
          Maps  and  air  photos  -  if  required                   100
          Photocopying  report                                       20
          Telephone                                                  25   5,045
                                                                           ----
     Deposit  on  Reclamation  with  Ministry  (iv)                       5,000
     Data  interpretation  and  report  writing (v)                       2,500
                                                                         ------
                                                                         46,395

     Contingency  reserve  (vi)                                           3,605
                                                                        -------

     Total  estimated  cost  for  Phase  II                             $50,000
                                                                         ======

(i) Drilling costs are between $20 to $30 per foot. This price includes mobilization of the drill (transporting the drill to the SF claim and setting it up for drilling) and de-mobilization (the removal of the drill and cleaning the site drilled so that it is roughly in the same condition as prior to the drilling), payment of the drillers and their accommodation during drilling.

(ii) During the drilling program, Stanford might have to retain the services of an independent geologist, if Glen Macdonald is not available, to oversee, on behalf of itself, the drilling activities and ensure that the drilling adheres to the program set forth. As the core is drawn from the hole it will be examined by the geologist and split for assaying.

(iii) It has been assumed that 40 samples from each drill hole with be sent in for fire assaying for gold or other precious metals.

(iv) Estimated amount for Stanford to pay as a reclamation deposit to ensure the SF claim is basically left in its original condition after the drilling program.

(v) Estimated amount for the independent geologist to interpret data and write a report.

(vi) Contingency reserve to cover any expenditures not known at this time and therefore not accounted for.

Stanford estimates Phase II will take approximately two weeks of drilling and another week for the geologist to prepare and complete his report.

Stanford's President, from results of Phase I and prior work done in Phase II, will determine where the drill holes will be set and the angle of drilling.

Stanford will issue tenders to the following drill companies to undertake the drilling program defined in Phase II and will accept the bid with the lower price per foot:

     Aggressive  Diamond  Drilling  Ltd.          Kelowna,  B.C.
     Adams  Diamond  Drilling  Ltd.               Princeton,  B.C.
     Boisveneau  Diamond  Drilling  Ltd.          Surrey,  B.C.
     Hytech  Diamond  Drilling  Ltd.              Smithers,  B.C.
     Britton  Bros  Ltd.                          Smithers,  B.C.

At this point in time, Stanford does not know what drilling rig will be used since the decision will be left to the drilling company. There is a possibility that a NQ wireless drill rig will be used on the SF claim but the final decision will be made by the drilling company. All equipment and personnel for the drilling program will be supplied by the drill company and is included in the price per foot. It is estimated the drill program will take 10 to 14 days depending upon the overburden and the bedrock the drill encounters. If Glen Macdonald is unable to supervise the drilling program, Stanford will have one individual on the SF claim the entire time of drilling so that the core can be examined, split for assaying. In addition this individual, who will also have to be a geologist, will ensure the drill company is adhering to the requirements of the drill program; core size, angle of drilling and depth of the hole.

Once the drill program is completed and the drill has been removed from the SF claim, the geologist will send samples of the core into Acme Analytical Laboratories Ltd., Vancouver, British Columbia, for fire assaying to determine the gold and precious metal content of each sample. If Glen Macdonald has supervised the drill program and sent the core samples in for assay, Stanford will have to engage the services of an independent geologist to prepare a report on the results of the drilling program and to recommend a Phase III program.

Without the information derived from Phases I and II, Stanford is unable to determine the expected cost and time frame for an exploration program under Phase III. If the results are favorable from Phases I and II, the independent geologist, preparing a report based on Phases I and II, will recommend a further exploration program and the associated cost of undertaking said program. If the results are minimal from Phases I and II, Stanford will explore other areas of the SF claim to determine if any such areas are suitable for further exploration. Being 1,109 acres in size, there is the possibility of other areas within the SF claim will be of interest and worthy of exploration.

(1)   The  next  twelve  months  cash  requirements

Stanford will require, as a minimum, the following cash requirements within the next twelve months. Stanford does not have the cash necessary to pay its creditors; if capital is not raised by Stanford, it will be unable to satisfy its current liabilities.

If Stanford is unable to raise any funds from this Offering, its directors will advance money to it to maintain the SF claim in good standing and pay the minimum amounts owed to creditors. Stanford has no written commitments or agreements with any of its directors or officers to provide funds to it if Stanford is unable to raise sufficient funded from this offering. Unfortunately, this will result in Phase I and II not being undertaken as planned. The consequences to Stanford and its investors is that the SF claim will not be explored as planned and Stanford will have to rely upon its directors for funds to maintain its existence. Without work being performed on the SF claim, there will be little or no interest in new investors acquiring the shares. The alternative plan, if no funds are received from this Offering, is to maintain the SF claim in good standing for several years, pay its minimum obligations to its creditors, and wait for a time when new investors find that a investment in Stanford is a suitable investment.

The following represents the minimum funds required to maintain Stanford over the next year to meet various financial requirements assuming no funds are raised under this Offering.






Audit and accounting fees . . . . . . . . . . . . . . . .  $ 4,750     (i)
Bank charges. . . . . . . . . . . . . . . . . . . . . . .      100    (ii)

Filing fees
  State of Delaware                           $50
  Registration fees                           175
  Edgar filings                             1,350 . . . .    1,575  (iiii)
                                           -------
Miscellaneous expenses. . . . . . . . . . . . . . . . . .    1,000    (iv)
Offering expenses . . . . . . . . . . . . . . . . . . . .   17,200     (v)
Transfer agent's fees . . . . . . . . . . . . . . . . . .    1,200    (vi)

Account payable - third parties - as at November 30, 2004   40,271   (vii)
                                                           -------
                                                           $66,096
                                                           =======





(i) Accounting and audit fees are for the preparation, examination and review of the various Forms 10-KSB and 10-QSB required during the forthcoming year.

(ii) Normally monthly charges incurred with operating a checking account over the year.


(iii) Filing fees to the State of Delaware are the annual franchise fees based on the number of shares issued. This amount payable to the State of Delaware does not assume any penalties or interest for late filing. Registration fees represent the cost of having a registered office in Delaware and the Edgar filing fees are the cost of filing this prospectus and subsequently, when Stanford is deemed to be a reporting company, the fees for filing the various Forms 10-KSB and 10-QSB over the next fiscal year.



 (iv) Miscellaneous expenses represent various expenses which might be incurred by Stanford which at the present time are unknown to it. For example, miscellaneous expenses will include photocopying, fax, printing, delivery charges and other expenses normally associated the administration of a company as well a preparing and holding the Annual General Meeting for 2005.


(v)  The  Offering  expenses are detailed on page 18.  Regardless whether or not
Stanford is able to raise any funds under this Offering these costs will be incurred. The only cost which might not be incurred if no funds are raised is the $1,000 for the cost of printing share certificates which has been estimated on page 18. In the above analysis, Stanford has assumed the entire Offering will be subscribed for and therefore has used the higher amount for Offering expenses.

(vi)  The  annual  fee  to  the  transfer  agent  is  $1,200.


(vii) As at November 30, 2004, the following accounts payable were due to third parties:

     Creditor                                         Amount
     --------                                         ------

     Accountant                                      $14,905
     Annual  General  Meeting                          1,158
     Auditors                                          6,657
     Consulting  (*)                                   6,000
     Miscellaneous     (**)                              208
     Office  (***)                                     4,201
     Transfer  agent  fees  and  interest              7,142
                                                      ------
     Total  accounts  payable  -
         August  31, 2004                             40,271
     Deduct:  audit  and  accounting  under
         Offering  Costs  (****)                     (5,000)
                                                     -------
     Adjusted  Accounts  payable  as  per  above     $35,271
                                                      ======



(*)  Cost  to  prepare  this  prospectus

(**) Represents monies owed to the individual taking the soil samples on the SF claim.

(***) Various office expenses such as photocopying, fax and delivery not paid for over the last year, payment to State of Delaware and other charges.

(****) The cost of preparing the financial statements included in this prospectus has been taken into consideration on page 18 and therefore has been eliminated from the accounts payable figure to avoid duplication.

The above estimated cash requirements for the next twelve months does not reflect an outlay of funds for management fees, rent and telephone. As in the past, management has taken no fees for their services and will continue with this policy until such time as Stanford has sufficient funds on hand to warrant such an expenditure or a decision is made to cease exploration activities on the SF claim and proceed to develop a proven ore reserve, if ever.

When comparing the above cash requirements over the next twelve months with the Use of Proceeds shown under Item 4, there will not be sufficient funds available under the minimum Offering to maintain Stanford for the next twelve month period unless exploration activities are reduced. Management does not wish to consider this approach and will find other ways to raise funds, if required, to maintain the SF claim in good standing and meet its financial obligations. No definite decision by management has yet been made as to what approach to raise additional funds will be used.


Stanford does not plan to convert $14,113 owed to related parties as at November 30, 2004 to shares being offered under this prospectus. If any of the directors or officers acquire shares under this prospectus, it will be for cash consideration only and not a conversion of debts owed to them. Therefore, only cash will be paid for any shares subscribed to under this Offering and the cash received will not be used to reduce debts to related parties.



Stanford has received no interim financing during the last several months except from advances from its officers and directors - refer to page 47. Presently, management does not contemplate arranging any interim financing unless Stanford is unable to sell any shares under this prospectus.


At the present time, and in the foreseeable future, management does not wish to acquire office space since it finds the present accommodations are adequate.

Management realizes that as its activities increase it will require its own telephone number but for the intermediate period it will continue to use the business telephone number of Glen Macdonald, its President.

(2)  Purchase  of  plant  and  significant  equipment.

Stanford will not buy any plant or significant equipment in the immediate future.

(B)     ANALYSIS  OF  FINANCIAL  CONDITION  AND  RESULTS  OF  OPERATION.


(1) Full Fiscal Year of August 31, 2000, 2001, 2002, 2003 and 2004 and for the three months ended November 30, 2004



The changes in the balance sheet positions over the prior five years ending August 31 and over the three months ended November 30, 2004:







                          Nov 30          Aug 31          Aug 31         Aug  31       Aug 31     Aug  31
                           2004            2004           2003             2002         2001       2000
                       -------------  --------------  -------------  ---------------  ---------  ---------
Assets
Current assets:
   Bank . . . . . . .   $       -       $       -      $       -        $       -     $  1,045   $  1,111
                           -------         -------       --------         --------     -------    --------

Total . . . . . . . .   $       -       $       -      $       -        $       -     $  1,045   $  1,111
                          ========        ========       ========         ========      =======    ========

Liabilities

Current liabilities:
Accounts payable. . .   $   40,271      $   39,392     $   19,554       $   9,707     $  6,175   $  3,338
Due to related
Parties . . . . . . .       14,113          11,613         10,068           3,895        2,912          -
                          --------        --------      ---------        ---------      -------    -------

Total accounts
Payable . . . . . . .       54,384          51,005         29,622          13,602        9,087      3,338
                          --------       ---------      ---------         --------      -------     ------

Stockholders'
deficit:
  Common stock. . . .        2,358           2,358          2,358           2,358        2,358      2,358
  Paid in Capital . .        3,092           3,092          3,092           3,092        3,092      3,092

  Contributed Surplus       78,750          75,600         63,000          50,400       37,800     25,200
  Deficit . . . . ..      (138,584)       (132,055)       (98,072)        (69,452)     (51,292)   (32,877)
                           --------       ---------      ---------        --------     --------    -------

Total stockholders'
deficit . . . . . . .      (54,384)        (51,055)       (29,622)        (13,602)      (8,042)    (2,227)
                           --------       ---------      ---------        ---------     -------     ------

Total . . . . . . . .    $       -      $        -      $       -       $       -     $  1,045   $  1,111
                          =========       =========      =========       =========     =======    ========



August  31,  1999:

During Stanford's first year of operation, it raised the initial seed capital from investors and engaged the services of Nevada Agency & Trust Company to act as transfer agent. The number and price per share subscribed for was as follows:

     400,000  shares  issued  to  its  director  at a price of $0.001 per share;

     1,615,000 shares issued to 18 shareholders at a price of $0.001 per share; and

     343,500  shares  issued  to  40 shareholders at a price of $0.01 per share.

Since the initial raising of the seed capital, Stanford has not issued any more shares in its capital stock.

August  31,  2000

During this fiscal period, Stanford considered the development of a software program for the restaurant industry as mentioned on page 5.

August  31,  2001

During January 2001, Stanford identified, staked and recorded the SF claim. Management had John Jenks prepare a geological report setting forth the geological aspects of the claim and recommending a work program on the SF claim. No work was undertaken during this fiscal year on the claim. John Jenks' report, in part, is described under Item 16 - Description of Business on page 28.

August  31,  2002

Stanford  undertook  two separate geological programs on the SF claim during the
beginning  and  middle  of this calendar year.   These programs are described on
page  38.

Aug  31,  2003


Management prepared this prospectus to raise capital to further explore the SF claim and to proceed with its objective of becoming a reporting company and eventually listed on the OTC Bulletin Board. No documents have been filed to date with the OTC Bulletin Board and none will be filed until the date of this prospectus.


For an analysis of the accounts payable as at November 30, 2004 refer to Item 17, "Management's Discussion and Analysis or Plan of Operation" (a) - Plan of Operations, part (viii) on page 43.

The amount of capital contributed since inception by related parties is as follows:


               Glen  Macdonald               $10,217
               Vera  McCullough                3,896
                                             -------
                                             $14,113
                                              ======


The amounts due to related parties are unsecured, do not bear interest and have no fixed repayment terms.

August  31,  2004

Stanford undertook work on the SF claim in November 2003 to maintain the claim in good standing until January 5, 2005.


November  30,  2004

No work was performed on the SF claims during this three month period but in December 2004 Stanford performed sufficient exploration work on the SF claims to maintain them in good standing until January 12, 2006.


(2)     Results  of  Operations


An overall analysis of the operations for Stanford for the five years ended August 31, 2004 and the three months ended November 30, 2004 are shown below:

Statements  of  Operations:






                         Three    Year     Year     Year     Year       Year        From
                        Months    ended    ended    ended    ended      ended    Sept. 24,
                        Ended     Aug.     Aug.      Aug      Aug        Aug     1998 to
                        Nov 30     31       31       31       31         31       Nov. 30,
                         2004     2004     2003     2002     2001       2000        2004
                       -------  -------  -------  -------  -------  ---------  ----------

Accounting, audit (i)  $ 1,950  $ 8,188  $ 8,620  $ 1,750  $ 1,500  $   1,550  $   25,058
Bank charges
and interest (ii) . .      300    1,001      701      426       84         70       2,620
Consulting fees . . .        -    6,000        -        -        -          -       6,000
Edgarizering
Fees. . . . . . . . .    1,000    2,000        -        -        -          -       3,000
Exploration
 expenses (iii) . . .        -    1,544      500    1,282    2,912          -       6,238
Filing fees (iv). . .        -      235      378      502      120        100       1,765
Legal . . . . . . . .        -       93    4,408        -        -          -       4,501
Management
fees (v). . . . . . .    1,500    6,000    6,000    6,000    6,000      6,000      37,500
Office (vi) . . . . .      129    1,122      213      385        -         63       2,027
Rent (vii). . . . . .    1,050    4,200    4,200    4,200    4,200      4,200      26,250
Telephone (ix). . . .      600    2,400    2,400    2,400    2,400      2,400      15,000
Transfer agent's
fees (x). . . . . . .        -    1,200    1,200    1,215    1,200      1,200       8,625
                        ------   ------   ------    -----   ------    -------     -------

Net loss for
 the period . . . . .  $ 6,529  $33,983  $28,620  $18,160  $18,416  $  15,583  $  138,584
                       =======   =======  ======  =======  =======    =======     =======





(i)     Accounting  and  audit

Stanford has engaged the services of Amisano Hanson, Chartered Accountants, to examine the financial statements for the six years ended August 31, 2004; which are reproduced under Item 22 - Financial Statements.


The audit fees incurred to date have been approximately $15,638 of which $8,800 has been paid. Stanford has engaged the services of an accountant to prepare the accounting records in advance of the examination by the auditors. The cost associated with this service for the six years ended November 30, 2004 was $10,250 including edgarizing the prospectus but not including advances for office expenses in the amount of $4,655.


(ii)     Bank  charges  and  interest


This expense represents the monthly charges imposed by Stanford's bank for maintaining and servicing transactions within the account. Included in the amount for November 30, 2004 is interest charged by Nevada Agency & Trust Company for late payment of it charges. Due to the lack of funds, the bank account was closed but can be re-opened upon receipt of any proceeds of funds obtained under this prospectus.

(iii)     Exploration  expenses

The cost of staking the SF mineral claim was $1,381 and the cost for the preparation of the geological report commissioned by Stanford was $1,531. The cost of the physical work program on the SF mineral claim in January and June 2002 was $1,282. The cost of assaying the soil samples taken during the work program was $500. The cost of exploration performed in November 2003 was $1,544. Exploration expenses were not capitalized and amortized over the life of the mineral claim but were treated as a period cost and written off in the year incurred. Stanford will expense all costs in the future relating to the SF claim or any other future claim obtained by it until such time as a production decision is made.

(iv)     Filing  fees

Filing fees are paid to The Company Corporation Inc. in the State of Delaware and to the State of Delaware for franchise taxes. The Company Corporation Inc. assisted in the incorporation of Stanford and acts as the registered office in Delaware. The following represents an analysis of filing fees incurred since inception.







                               Nov.     August   August   August   August   August
                               2004      2004     2003     2002     2001     2000
                            ----------  -------  -------  -------  -------  -------
Fees paid to SEC . . . . .   $     -  $     -  $   100  $     -  $     -  $     -
Basic franchise tax. . . .         -       30       30       30       30       30
Filing fee for
franchise tax (a). . . . .         -       30       20       20       20       20
Interest and penalty   (b)         -        -       53       75       70       50
Registration fee (c) . . .         -      175      175      150        -        -
Reinstatement fee  (d) . .         -        -        -      227        -        -
                              -------   -------  -------  -------  -------  -------
                            $      -  $   235  $   378  $   502  $   120  $   100
                              =======   ======   ======   ======   ======   ======





(a)  In  2004  the  State  of  Delaware  increased  the  franchise  tax.

(b) Interest and penalties is charged by the State of Delaware on late filing of the franchise fees.

(c) For the years 2000 and 2001, Stanford was late in paying its registered agent fee. Stanford has re-instated itself with The Company Corporation and will maintain itself in good standing with its registered agent in the future.

(d) In re-instating itself in the State of Delaware, Stanford paid the following additional fees besides the registered agent fee of $150 and the annual payment to the State of Delaware:

                          State  fee                         $  95
                          Recording  fee                        24
                          Service  fee                          90
                          Federal  Express  charges             18
                                                              ----
                                                              $227
                                                               ===

(v)     Management  fee

The directors and officers of Stanford have never received anything of value for their services nor have they received any compensation for the time they have spent on the business of Stanford. Nevertheless, recognition should be given for this service. Therefore, a charge of $500 per month has been determined as reasonable in the light of the inactivity of Stanford in prior years. This amount has been expensed in each period with an offsetting entry to Contributed Surplus. Basically, the accrual for management fees is a bookkeeping entry which will never have to be settled by Stanford in either cash or shares either now or in the future.

(vi)     Office


Office expenses over the periods have related to photocopying, fax and delivery charges. Office expenses were higher in August 2002 due to photocopying charges for various documents and working papers being submitted to the auditors. For the year ended August 31, 2004, Stanford incurred printing costs relating to the filing of this prospectus as well as the purchase of various office supplies.



(vii)     Rent

Stanford uses the premises of its President without having the liability to pay rent. A normal rent for a one room office located in a second class building in Vancouver would be approximately $350. The accounting treatment for rent is the same as for management fees above and telephone below.

(viii)     Telephone

Stanford, at this time, does not have its own telephone number but rather uses as its business telephone number that of its President. Therefore, no charge has been incurred by Stanford but Stanford recognizes that there is a cost associated with a telephone and has accrued $200 per month as a reasonable charge. Similar to management fees and rent, the expense has been recognized in the periods noted above. It is the intention of Stanford to eventually seek its own office and install its own telephone system once it has the funds available to do so.

(ix)     Transfer  agent's  fees

The transfer agent for Stanford is Nevada Agency & Trust Company in Reno, Nevada. During 1999 Stanford paid a total of $2,610 in fees to the transfer agent consisting of $1,200 for Nevada Agency to be the registered transfer agent, $175 for obtaining a CUCIP number and $1,235 for the issuance of the share certificates to the shareholders. In 2000 to 2003, Stanford paid the annual fee to Nevada Agency to act as the transfer agent. No shares were required to be issued in years 2000 to 2004 other than a transfer from a previous director to a current director.

First  Annual  General  Meeting  to  Shareholders

Stanford held its First Annual General Meeting of Shareholders (the "Meeting") on September 19, 2003 in Vancouver, British Columbia Canada to approve various resolutions recommended by the Board of Directors to Stanford's shareholders. The following resolutions were approved at the Meeting:

1. the approval of the audited financial statements for the fiscal year ended August 31, 2002;

2. the election of the Board of Directors comprising Glen Macdonald, Vera McCullough and William Nielsen;

3.   the  appointment  of  Amisano  Hanson as auditors for the ensuing year; and


4. the approval of the issuance of a maximum 1,000,000 common shares at a price of $0.20 per share as indicated under this prospectus; and


The votes cast at the Meeting were a total of 1,887,000 representing 80% of the shares eligible to vote. The breakdown of shares was 620,000 shares were in person and 1,267,000 shares were by proxy.

Other  factors  and  trends  to  be  considered:

(i)  Short  and  long-term  trend  liabilities

Stanford is unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on its business either in the long-term or long-term liquidity which have not been disclosed under Risk Factors - Page 7.

(ii)  Internal  and  external  sources  of  liquidity

There  are  no  material  internal  and  external  sources  of  liquidity.

(iii)  Commitments  for  capital  expenditures

Stanford has no commitments for any capital expenditures of a significant amount and has not budgeted any funds from this Offering to purchase any assets of any nature.

(iv)  Known  trends,  events  or  uncertainties  having  an  impact  on  income.

Since Stanford is in the start-up stage and the SF claims have not produced any income, and there is a chance that they never will, management does not know of any trends, events or uncertainties that are reasonably expected to have a material impact on income in the future - refer to Risk Factor - 1 - page 9.

(v)  Income  from  other  sources.

Stanford knows of no significant elements of income or losses that do not arise from Stanford's continuing operations. Until such time as Stanford has defined a mineable ore reserve it will not realize any income.

(vi)  Changes  in  the  financial  statements.


Stanford does not know of any cause for any material changes from period to period in one or more line items of its financial statements as shown in this prospectus. These audited financial statements adhere with accounting principles generally accepted in the United States of America.

(vii)  Seasonal  aspects  affecting  the  financial  condition.

The only seasonal aspect known to Stanford which will affect its financial condition or results of operations is the weather. During the initial exploration stage, Stanford will only be able to explore the SF claim during the late spring, summer and early fall months due to the possibility of snow in winter. Winter weather conditions makes it difficult to obtain soil and rock samples, prospecting, trenching and removal of overburden. Refer to Location and Access on page 34.

(2)  Interim  Periods


Stanford has no historical financial information upon which to base an evaluation of its performance other than the audited financial statements filed with this prospectus. It is in the exploration stage and has not generated any revenues from operations to date. There is no guarantee that Stanford will have successful business operations. It is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the SF claim, and possible cost overruns due to price and cost increases in services required during its exploration work.


To date Stanford has concentrated on the SF claim. In the future, Stanford will investigate other exploration properties to determine which ones are of merit and are of interest to Stanford. Subject to the availability of financing, Stanford will seek to increase its inventory of mineral properties and, if acceptable to management, enter into joint venture agreements to explore various other mineral properties of merit. No mineral properties or joint venture situations have been identified to date.


                        ITEM 18.  DESCRIPTION OF PROPERTY
SF  Claim

The description of the SF claim is more fully described under "Location and Access" and "Land Tenure" on page 34.

Advantage  of  incorporation  in  Delaware

Stanford was incorporated in the State of Delaware. Had it been incorporated in the Province of British Columbia it would be subject to both Provincial and Federal Taxes on its net income earned during the fiscal year. In addition, the Province of British Columbia has a capital tax over and above its corporate tax. Taking into consideration the Federal/Provincial corporate tax and the capital tax could result in Stanford paying half of its net income in taxes. Being a Delaware incorporated entity will result in Stanford paying only 15% tax in Canada which becomes a credit when filing a corporate tax return in the United States. To take advantage of this situation, Stanford will have to become an ex-provincially incorporated company in British Columbia. It has not yet taken the steps to do this and will not ex-provincially incorporate until such time as it has proven to have a viable ore reserve.

Investment  Policy

Stanford is not limited on the percentage of assets which it may invest in and therefore can purchase other mineral claims in the future. A disposal of a major asset would result in the Board of Directors seeking shareholders' approval since this would ensure no subsequent shareholder action could be brought against Stanford and its directors and officers. Stanford's policy is to acquire assets, being mineral properties, primarily for income in the future rather than capital gains. It is the intention of Stanford to explore the SF claim in hopes of eventually developing it into becoming a producing mineral based property. In the interim period, management will invest idle funds into income bearing securities such as term deposits, interest bearing notes, etc.

         ITEM 19.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stanford has never before filed a prospectus specified under Section 10(a) of the Securities Act of 1933. Stanford raised funds from its director's relatives, friends and business associates as more fully described below.

A former director, Philip Yee, acquired 400,000 shares at $0.001 per share for cash consideration on February 24, 1999. Philip Yee is deemed to be a founder, organizer and initial shareholder of Stanford. Other than the shares he purchased, he received nothing of value from Stanford.

Douglas Symonds, a former President and director of Stanford, was transferred Mr. Yee's shares for becoming a director and President of Stanford.

After the resignation of Mr. Symonds, Glen Macdonald acquired the 400,000 shares noted above from Mr. Symonds and he became the President of Stanford.


Vera McCullough, Secretary Treasurer and Director, has no shares in Stanford but is planning to acquire 25,000 shares under this Offering (refer to page 18). Vera McCullough has orally agreed to purchase these shares and when they are available for sale she will pay cash as will all investors under this Offering.


The shares registered to Glen Macdonald and the proposed shares to be purchased under this Offering by Vera McCullough are and will be restricted since they were and will be issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, the holders of these shares could sell a percentage of their shares every three months based on 1% of the outstanding stock in Stanford. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against the stock of Glen Macdonald and a legend is imprinted on the stock certificate. This will be the same case for the future shares being purchased by Vera McCullough.


As of November 30, 2004, Glen Macdonald has the only shares restricted under Rule 144 totaling 400,000 shares.


Stanford did not use the services of an underwriter for the issuance of the above-mentioned shares and therefore no discounts or commissions were paid to anyone. All shares purchased were for cash consideration only.

Other than as set forth above, since inception there have not been any transactions that have occurred between Stanford and its officers, directors, promoters and five percent or greater shareholders.


       ITEM 20.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market  Information

Stanford's stock is not presently traded or listed on any public market and therefore there is no established market price for the shares. Subsequent to the Effective Dated of Stanford's registration statement under the Securities Act of 1933, it is anticipated one or more broker dealers may make a market in its securities over-the-counter, with quotations carried on the National Association of Securities Dealers, Inc.'s "OTC Bulletin Board". There is no assurance Stanford will ever be quoted on the OTC Bulletin Board or any other exchange.

Stanford has no proposed symbol for the OTC Bulletin Board and there is no market maker for Stanford's shares.

Stanford  has  59  shareholders  including  its  President.

There are no common shares subject to outstanding options, warrants or securities convertible into common equity of Stanford. The number of shares presently subject to Rule 144 is 400,000 shares. The share certificate has the appropriate legend affixed thereto. Presently, under Rule 144, the number of shares which could be sold, if an application is made, is 23,585 shares. The 400,000 shares, mentioned above, are the only shares issued by Stanford which are restricted. There are no shares being offered pursuant to an employee benefit plan or dividend reinvestment plan. In addition, there are no outstanding options or warrants to purchase common shares or shares convertible into common shares of Stanford.

Equity  Compensation  Plans

There are no securities authorized for issuance under equity compensation plans or individual compensation arrangements.


                        ITEM 21.  EXECUTIVE COMPENSATION


There has been no compensation given to any of the directors or officers since inception. There are no stock options outstanding as at November 30, 2004 and no options have been granted in 2002, 2003 or 2004, but it is contemplated that Stanford may issue stock options in the future to officers, directors, advisers and future employees.


Stanford has accrued $500 per month since its inception as management fees to give recognition to services provided by the directors and officers for which they are not paid. The directors and officers have agreed not to accept shares or cash in the future for the management fees accrued to date. Therefore, management fees have been expensed during the period they were recognized and credited to Contributed Surplus. The total amount of management fees so credited since inception is $37,500 (refer to page 47).

There are no employment contracts or termination of employment agreements in effect.


Initially Stanford will use independent workers and consultants on a part time basis. This will enable Stanford to not incur long-term contracts with any employee and will assist Stanford to utilize funds raised by way of this prospectus in the exploration of the SF claim and not the retention of employees during idle times.


Directors are not paid for meetings attended and there are no fees for telephone meetings. Nevertheless, Stanford has accrued telephone charges for each period since inception and credited a similar amount to Contributed Surplus. All travel and lodging expenses associated with directors' meeting(s) are reimbursed by Stanford when incurred.

                         ITEM 22.  FINANCIAL STATEMENTS

The following represents the audited financial statements for the year ended August 31, 2004.


(on  Amisano  Hanson  letterhead)


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To  the  Stockholders,
Stanford  Management  Ltd.

We have audited the accompanying balance sheets of Stanford Management Ltd. (A Pre-exploration Stage Company) as of August 31, 2004 and 2003 and the related statements of operations, stockholders' deficiency and cash flows for the three years ended August 31, 2004 and for the period September 24, 1998 (Date of Incorporation) to August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Stanford Management Ltd. as of August 31, 2004 and 2003 and the results of its operations and its cash flows for three years ended August 31, 2004 and for the period from September 24, 1998 (Date of Incorporation) to August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the financial statements, the Company is in the pre-exploration stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                         "Amisano  Hanson"
Vancouver,  Canada                                      Chartered  Accountants
November  10,  2004

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                                 BALANCE SHEETS
                            August 31, 2004 and 2003
                             (Stated in US Dollars)
                              --------------------





                       LIABILITIES                               2004            2003
                                                             ---------       ----------
Current Liabilities
      Accounts payable and accrued liabilities. . . . .    $    39,392     $    19,554
      Due to related parties - Note 4 . . . . . . . . .         11,613          10,068
                                                            ----------       ----------

                                                                51,005          29,622
                                                            -----------      ----------

                 STOCKHOLDERS' DEFICIENCY

  Common stock $0.001 par value
  25,000,000 authorized
  2,358,500 outstanding (2003: 2,358,500) . . . . . . .          2,358           2,358
  Paid-in Capital . . . . . . . . . . . . . . . . . . .          3,092           3,092
  Contributed surplus - Note 8. . . . . . . . . . . . .         75,600          63,000
  Deficit accumulated during the pre-exploration stage.       (132,055)        (98,072)
                                                            -----------       ---------

                                                               (51,005)        (29,622)
                                                            -----------       ---------

                                                            $        -     $         -
                                                            ===========       =========

  Nature and Continuance of Operations - Note 1
  Commitments  - Note 9



                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                            STATEMENTS OF OPERATIONS

          For  the years ended August 31, 2004, 2003 and 2002 and for the period
          September 24, 1998 (Date of Incorporation) to August 31, 2004
                             (Stated in US Dollars)
                              --------------------






                                                                                    SEPTEMBER 24,
                                                     YEARS ENDED. . . . . .  . .   1998 (DATE OF
                                                      AUGUST 31. . . . . . . . ..  INCORPORATION)
                                            2004         2003         2002        TO AUGUST 31, 2004
                                       ----------   -----------    ---------      ------------------
Expenses
   Accounting and audit fees . .       $   8,188    $   8,620    $   1,750          $   23,108
   Bank charges and interest . .           1,001          701          426               2,320
   Consulting fees . . . . . . .           6,000            -            -               6,000
   Exploration expenses. . . . .           1,544          500        1,282               6,238
   Filing fees . . . . . . . . .             235          378          502               1,765
   Legal fees. . . . . . . . . .              93        4,408            -               4,501
   Management fees - Note 8. . .           6,000        6,000        6,000              36,000
   Office. . . . . . . . . . . .           3,122          213          385               3,898
   Rent - Note 8 . . . . . . . .           4,200        4,200        4,200              25,200
   Telephone - Note 8. . . . . .           2,400        2,400        2,400              14,400
   Transfer agent's fees . . . .           1,200        1,200        1,215               8,625
                                       ---------     --------     ---------            --------

                                          33,983       28,620       18,160             132,055
                                       ----------    --------     ---------            --------

Net loss for the period. . . . .       $ (33,983)   $ (28,620)   $ (18,160)         $ (132,055)
                                        =========     ========     ========           =========

Basic and diluted loss per share       $  ( 0.01)   $ (  0.01)   $  ( 0.01)
                                        ==========    ========     ========

Weighted average number
of shares
outstanding. . . . . . . . . . .       2,358,500    2,358,500    2,358,500
                                       =========    =========    =========





                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                            STATEMENTS OF CASH FLOWS
      For the years ended August 31, 2004, 2003 and 2002 and for the period
          September 24, 1998 (Date of Incorporation) to August 31, 2004
                             (Stated in US Dollars)
                              --------------------






                                                                                          SEPTEMBER 24,
                                                                                          1998 (DATE OF
                                                             YEARS ENDED                 INCORPORATION)
                                                              AUGUST 31                   TO AUGUST 31
                                                  2004           2003           2002           2004
                                                 -----          ------         -----          ------
Cash flows from Operating Activities
     Net loss for the period. . . . .      $    (33,983)   $    (28,620)   $   (18,160)    $  (132,055)
     Non-cash administrative expenses            12,600          12,600         12,600          75,600
Changes in non-cash working capital
  Item
    Accounts payable and accrued
      liabilities . . . . . . . . . .            19,838           9,847          3,532          39,392
                                             ----------         -------        -------       ---------

    Cash used in operating activities            (1,545)         (6,173)        (2,028)        (17,063)
                                                --------        --------       --------       ---------

Cash flows from Financing Activities
    Capital stock issued. . . . . . .                 -               -             -            5,450
    Due to related party. . . . . . .              1,545          6,173            983          11,613
                                                 -------       --------        -------        --------

Cash provided by financing activities                  -          6,173            983          17,063
                                                --------      ---------       --------       ---------

Decrease in cash during the period. .                  -              -         (1,045)              -

Cash, beginning of the period . . . .                  -              -          1,045               -
                                              ----------       --------      ---------      -----------

Cash, end of the period . . . . . . .     $            -      $       -    $         -      $        -
                                              ==========     ==========       ========       =========


Supplemental disclosure of cash flow
 information:
     Cash paid for:
        Interest. . . . . . . . . . .    $             -      $       -    $        -       $        -
                                              ==========     ==========       ========       ==========

        Income taxes. . . . . . . . .    $             -      $       -    $        -       $        -
                                              ==========     ==========       ========       ==========

Non-cash transaction - Note 8





                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
  for the period September 24, 1998 (Date of Incorporation) to August 31, 2004
                             (Stated in US Dollars)
                              --------------------





                                                                                    DEFICIT
                                                                                 ACCUMULATED
                                                                                 DURING THE
                                                                                    PRE-
                                                      PAID-IN      CONTRIBUTED    EXPLORATION
                               NUMBER    PAR VALUE     CAPITAL       SURPLUS         STAGE         TOTAL
                           -----------  ------------  -----------------  --------  ----------  ----------
Capital stock issued
For cash - at $0.001. . .    2,015,000   $  2,015    $        -    $      -      $       -   $   2,015
               - at $0.01      343,500        343         3,092           -              -       3,435
Capital contribution. . .            -          -             -      12,600              -      12,600
Net loss for the period .            -          -             -           -        (17,294)    (17,294)
                           -----------  ---------    ----------    --------      ----------  ----------

Balance, August 31, 1999.    2,358,500      2,358         3,092      12,600        (17,294)        756
Capital contribution. . .            -          -             -      12,600              -      12,600
Net loss for the year . .            -          -             -           -        (15,583)    (15,583)
                           -----------   --------  ------------    --------      ----------  ----------

Balance, August 31, 2000.    2,358,500      2,358         3,092      25,200        (32,877)     (2,227)
Capital contribution. . .            -          -             -      12,600              -      12,600
Net loss for the year . .            -          -             -           -        (18,415)    (18,415)
                           -----------  ---------  ------------    --------      ----------  ----------

Balance, August 31, 2001.    2,358,500      2,358         3,092      37,800        (51,292)    ( 8,042)
Capital contribution. . .            -          -             -      12,600              -      12,600
Net loss for the year . .            -          -             -           -        (18,160)    (18,160)
                           -----------  ---------  ------------    --------      ----------  ----------

Balance, August 31, 2002.    2,358,500      2,358         3,092      50,400        (69,452)    (13,602)
Capital Contribution. . .            -          -             -      12,600              -      12,600
Net loss for the year . .            -          -             -           -        (28,620)    (28,620)
                           -----------  ---------   -----------    --------      ----------  ----------


Balance, August 31, 2003.    2,358,500      2,358         3,092      63,000        (98,072)   ( 29,622)
Capital contribution. . .            -          -             -      12,600              -      12,600
Net Loss for the year . .            -          -             -           -        (33,983)    (33,983)
                           -----------  ---------    ----------    --------      ----------  ----------


Balance, August 31, 2004.    2,358,500  $    2,358    $    3,092   $ 75,600    $  (132,055)  $ (51,005)
                             =========    =========     ========     =======      =========    ========



                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                             August 31, 2004 and 2003
                             (Stated in US Dollars)
                              --------------------

NOTE 1    NATURE  AND  CONTINUANCE  OF  OPERATIONS
          ----------------------------------------

          The Company was incorporated under the laws of the State of Delaware on September 24, 1998.

          The Company is in the pre-exploration stage. The Company has staked a mineral claim and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amount from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to explore and complete and development of the property and upon future profitable production or proceeds for the sale thereof.

          These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $132,055 since inception, has yet to achieve profitable operations and at August 31, 2004 has a working capital deficiency totaling $51,005. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue its operations. The Company has filed an SB-2 registration statements which includes an offer to up to 1,000,000 common shares of the Company at $0.20 per share.

NOTE 2    SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
           ----------------------------------------------

          The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

          The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

          Pre-exploration  Stage  Company
          -------------------------------

          The Company complies with Financial Accounting Standard Board Statement No. 7, and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as pre-exploration stage.

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                            August 31, 2004 and 2003
                         (Stated in US Dollars) - Page 2
                          --------------------

NOTE  2       SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  (CONT'D)
              -----------------------------------------------------------

          Exploration  Expenses
          ---------------------

          Costs of lease, acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

          Environmental  Costs
          --------------------

          Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

          Income  Taxes
          -------------

          The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes" ("FAS 109").

          FAS 109 requires the use of asset and liability method of accounting for income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expect to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

          Basic  Loss  Per  Share
          -----------------------

          The Company reports basic loss per share in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided as it would be antidilutive.

          Financial  Instruments
          ----------------------

          The carrying value of each accounts payable and accrued liabilities and due to related parties approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                            August 31, 2004 and 2003
                         (Stated in US Dollars) - Page 3
                          --------------------


NOTE  3       UNPROVEN  MINERAL  CLAIMS
              -------------------------

          The Company has a 100% interest in a 18 unit metric mineral claim known as the SF claims located in the Tulameen Mining Division located 11 miles northwest of Princeton, British Columbia, Canada. The claims have not been proven to have a commercially minable reserve and therefore all costs for exploration and retaining the properties have been expensed.

NOTE  4       DUE  TO  RELATED  PARTIES
              -------------------------

          Amounts due to related parties are comprised of advances from to directors of the Company and are unsecured, do not bear interest and have no fixed repayment terms.

NOTE  5        DEFERRED  TAX  ASSETS
               ---------------------

          The following table summarizes the significant components of the Company's deferred tax assets:





                                           Total
                                          -------
Deferred tax assets

    Non-capital loss carryforward       $  34,750
    Less: valuation allowance . .         (34,750)
                                         ---------
                                        $       -
                                         =========


          The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

NOTE  6       INCOME  TAXES
              -------------

          No provision for income taxes has been provided in these financial statements due to the net loss. At August 31, 2004 the Company has net operating loss carryforwards, which expire commencing in 2019, totaling approximately $132,055, the benefit of which has not been recorded in the financial statements.

NOTE  7       NEW  ACCOUNTING  STANDARDS
              --------------------------

          Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                            August 31, 2004 and 2003
                         (Stated in US Dollars) - Page 4
                          --------------------

NOTE  8       NON-CASH  TRANSACTION
              ---------------------

          Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. Directors and officers of the Company have provided certain administrative services at no charge. The fair value of these services has been recorded as contributed surplus as follows:





                                                               SEPTEMBER 24
                                                              1998 (DATE OF
                                                              INCORPORATION)
                                                              TO AUGUST 31,
                         2004         2003         2002            2004
                        ------       ------       ------     ----------------

Management fees. .    $  6,000     $  6,000     $  6,000        $ 36,000
Rent . . . . . . . . .   4,200        4,200        4,200          25,200
Telephone. . . . . . .   2,400        2,400        2,400          14,400
                        ------      --------     --------        -------

                      $ 12,600     $ 12,600     $ 12,600        $ 75,600
                       =======      =======     ========         =======




          These  transactions  were  excluded  from the statement of cash flows.

NOTE  9      COMMITMENT
            -----------

          The Company filed a SB-2 registration statement which includes an offering of up to 1,000,000 common shares at $0.20 per share to the public.

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                             INTERIM BALANCE SHEETS
                         November 30 and August 31, 2004
                             (Stated in US Dollars)
                             -                    -

                                   (Unaudited)
                                    ---------





                                             LIABILITIES.  . . .  November 30, 2004    August 31, 2004
                       -----------------------------------------  ------------------   ----------------
Current Liabilities
Accounts payable and accrued liabilities. . . . . . . . . . . .      $    40,271        $    39,392
Due to related parties - Note 4 . . . . . . . . . . . . . . . .           14,113             11,613
                                                                       ----------        -----------

                                                                          54,384             51,005
                                                                       ----------        -----------

                                      SHAREHOLDERS' DEFICIENCY

Common stock $0.001 par value
25,000,000 authorized
2,358,500 outstanding (August 31, 2004:  2,358,500) . . . . . .            2,358              2,358
Paid-in capital . . . . . . . . . . . . . . . . . . . . . . . .            3,092              3,092
Contributed surplus - Note 8. . . . . . . . . . . . . . . . . .           78,750             75,600
Deficit accumulated during the pre-exploration stage. . . . . .         (138,584)          (132,055)
                                                                      -----------         ----------

                                                                         (54,384)          ( 51,005)
                                                                      -----------         ----------

                                                                     $         -     .   $         -
                                                                      ===========         ===========




                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        INTERIM STATEMENTS OF OPERATIONS
            for the three months ended November 30, 2004 and 2003 and for the period September 24, 1998 (Date of Incorporation) to November 30, 2004
                             (Stated in US Dollars)
                                   (Unaudited)
                                    ---------




                                                                           September 24,
                                    Three months.      Three months        1998 (Date of
                                       ended .            ended         Incorporation ) to
                                     November 30,.      November 30,        November 30,
                                      2004                 2003                 2004
                                   ---------------   ----------------   ------------------
Expenses
Accounting and auditing fees. . .     $   2,950         $    2,250        $    26,058
Bank charges and interest . . . .           300                212         2,620
Consulting fees . . . . . . . . .             -                  -         6,000
Exploration expenses. . . . . . .             -                  -         6,238
Filing fees . . . . . . . . . . .             -                  -         1,765
Legal fees. . . . . . . . . . . .             -                 93         4,501
Management fees - Note 3. . . . .         1,500              1,500        37,500
Office. . . . . . . . . . . . . .           129                269         4,027
Rent - Note 3 . . . . . . . . . .         1,050              1,050        26,250
Telephone - Note 3. . . . . . . .           600                600        15,000
Transfer agent's fees . . . . . .             -                  -         8,625
                                      ----------           --------       --------
                                          6,529              5,974       138,584

Net loss for the period . . . . .     $ ( 6,529)        $  ( 5,974)  $(  138,584)

Basic and diluted loss per share.     $ ( 0.003)        $  ( 0.002)

Weighted average number of shares
 Outstanding. . . . . . . . . . .     2,358,500          2,358,500




                             SEE ACCOMPANYING NOTES

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                        INTERIM STATEMENTS OF CASH FLOWS
       for the three months ended November 30, 2004, 2003 and for the period
          September 24, 1998 (Date of Incorporation) to November 30, 2004
                             (Stated in US Dollars)
                                   (Unaudited)
                                    ---------




                                                                              September 24,
                                      Three months. . . . Three months       1998 (Date of
                                         Ended . . . .  . .  Ended         Incorporation) to
                                       November 30,.      November 30,       November 30,
                                         2004                 2003              2004
                                       -------------    ----------------    ----------------
Cash flows from Operating Activities
Net loss for the period . . . . . . . $  ( 6,529)        $  ( 5,974)          $ ( 138,584)
Non-cash administration expenses. . .      3,150              3,150                78,750
Change in non-cash working capital
 Item
Accounts payable and accrued
 liabilities. . . . . . . . . . . . .        879              2,824                40,271
                                        --------          ---------                -------
Cash used in operating activities . .    ( 2,500)                 -               (19,563)
                                        --------          ---------               --------
Cash flows from Financing Activities
Capital stock issued. . . . . . . . .          -                  -                 5,450
Due to related parties. . . . . . . .      2,500                  -                14,113
                                         -------           --------               --------
Cash provided by financing activities      2,500                  -                19,563
                                         -------           --------               --------

Decrease in cash during the period. .          -                  -                     -

Cash, beginning of the period . . . .          -                  -                     -
                                         -------           --------               --------
Cash, end of the period . . . . . . .  $       -         $        -             $       -
                                         =======           ========              =========
Supplemental disclosure of cash flow
 information:
Cash paid for:
Interest. . . . . . . . . . . . . . .  $       -         $        -             $       -
                                         =======           ========               ========

Income taxes. . . . . . . . . . . . .  $       -         $        -             $       -
                                         =======           ========               ========




Non-cash  transactions  -  Note  3

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
             INTERIM STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
 for the period September 24, 1998 (Date of Incorporation) to November 30, 2004
                             (Stated in US Dollars)
                                   (unaudited)
                                   -----------





                                                                                      DEFICIT
                                                                                    ACCUMULATED
                                                                                     DURING THE
                                                          PAID-IN    CONTRIBUTED   PRE- EXPLORATION
                               NUMBER       PAR VALUE     CAPITAL       SURPLUS           STAGE         TOTAL
                             ---------      ----------   ----------   -----------  ----------------    ---------
Capital stock issued
For cash - at $0.001. . .    2,015,000     $   2,015     $      -     $      -       $       -       $   2,015
               - at $0.01      343,500           343         3,092           -               -           3,435
Capital contribution. . .            -             -             -      12,600               -          12,600
Net loss for the period .            -             -             -           -         (17,294)        (17,294)
                           -----------     ----------     ---------    --------       ---------       ----------

Balance, August 31, 1999.    2,358,500         2,358         3,092      12,600         (17,294)            756
Capital contribution. . .            -             -             -      12,600               -          12,600
Net loss for the year . .            -             -             -           -         (15,583)        (15,583)
                           -----------     ----------     ---------    --------      ----------        --------

Balance, August 31, 2000.    2,358,500         2,358         3,092      25,200         (32,877)         (2,227)
Capital contribution. . .            -             -             -      12,600               -          12,600
Net loss for the year . .            -             -             -           -         (18,415)        (18,415)

Balance, August 31, 2001.    2,358,500         2,358         3,092      37,800         (51,292)        ( 8,042)
Capital contribution. . .            -             -             -      12,600               -          12,600
Net loss for the year . .            -             -             -           -         (18,160)        (18,160)
                           -----------     ----------      --------    --------      ----------        ---------

Balance, August 31, 2002.    2,358,500         2,358         3,092      50,400         (69,452)        (13,602)
Capital Contribution. . .            -             -             -      12,600               -          12,600
Net loss for the year . .            -             -             -           -         (28,620)        (28,620)
                            ----------     ----------      --------    --------      ----------       ----------


Balance, August 31, 2003.    2,358,500         2,358         3,092      63,000         (98,072)        (29,622)
Capital contribution. . .            -             -             -      12,600               -          12,600
Net Loss for the year . .            -             -             -           -         (33,983)        (33,983)
                           -----------     ----------      --------    --------      ----------       ----------


Balance, August 31, 2004.    2,358,500         2,358         3,092      75,600        (132,055)        (51,005)
Capital Contribution. . .            -             -             -       3,150               -           3,150
Net loss for the period .            -             -             -           -          (6,529)         (6,529)
                           -----------     ----------      --------    --------       ---------       ----------

Balance, November 30
   2004                      2,358,500    $    2,358      $  3,092   $  78,750      $ (138,584)      $ (54,384)
                             ==========     =========      ========    =======       ==========       =========

                            STANFORD MANAGEMENT LTD.
                        (A Pre-exploration Stage Company)
                    NOTES TO THE INTERIM FINANCIAL STATEMENTS
                                November 30, 2004
                             (Stated in US Dollars)
                                   (Unaudited)
                                    ---------

Note  1     Interim  Reporting
            ------------------

While the information presented in the accompanying interim three months financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. It is suggested that these financial statements be read in conjunction with the company's August 31, 2004 annual financial statements.

Note  2     Continuance  of  Operations  -  Note  4
            ---------------------------

The financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. As at November 30, 2004, the Company has a working capital deficiency of $54,384 which is not sufficient to meet its planned business objective or to fund mineral property expenditures and ongoing operations for the next fiscal year. The Company has accumulated losses of
$138,584 since its commencement and has yet to achieve profitable operations. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations and pay its liabilities arising from normal business operations and when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Note  3     Non-cash  Transactions
            ----------------------

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. Directors and officers of the Company have provided certain administrative services at no charge. The fair value of these services has been recorded as contributed surplus as follows:





                                                               September 24
                       Three months . . Three months          1998 (Date of
                         ended. . . . .. .  ended             Incorporation)
                       November 30, . .  November 30,        to November 30,
                         2004               2003                   2004
                      -------------     -------------         --------------
Management fees. . .   $   1,500        $   1,500              $  37,500
Rent . . . . . . . .       1,050            1,050                 26,250
Telephone. . . . . .         600              600                 15,000
                        --------         --------               ---------
                       $   3,150        $   3,150              $  78,750
                        ========         ========               =========

                          STANFORD MANAGEMENT LTD.
                     (A Pre-exploration Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS
                            November 30, 2004
                         (Stated in US Dollars)
                         ------------------------
                            (Unaudited)

Note3.     Non-cash  Transactions  -  (cont'd)
           -----------------------------------

These  transactions  were  excluded  from  the  statement  of  cash  flows.


Note  4     Commitment
            ----------

The Company filed an SB-2 registration statement, which includes an initial public offering of 1,000,000 common shares at $0.20 per share.

ITEM  23.  CHANGES  IN  AND  DISAGREEMENT  WITH  ACCOUNTANTS  ON  ACCOUNT
                  AND  FINANCIAL  DISCLOSURE

The principal accountant's report, rendered by Amisano Hanson, Chartered Accountants, on the financial statements did not contain adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles. No decision has been made by the shareholders of the Stanford to change accountants. There has been no disagreement with the auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.


Dealer  Prospectus  Delivery  Obligation

Until --------, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


               ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Information on this item is set forth in the prospectus under the heading Item 14 - "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" on page 26.

              ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by Stanford:


                                   Various  Subscription  Levels





                                                $50,000  $100,000  $150,000  $200,000
                                                -------  --------  --------  --------
Accounting and auditing. . . . . . . . . . . .  $ 5,000  $  5,000  $  5,000  $  5,000

Legal. . . . . . . . . . . . . . . . . . . . .   10,000    10,000    10,000    10,000

Office and miscellaneous . . . . . . . . . . .      500       550       600       700


Transfer agent's fees - new issuance of shares    1,000     1,165     1,330     1,500
                                                -------  --------  --------  --------

Estimated expenses of
Issuance . . . . . . . . . . . . . . . . . . .  $16,500  $ 16,715  $ 16,930  $ 17,200
                                                =======  ========  ========  ========





                ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


From inception through to January 31, 2005, Stanford has issued and sold the following unregistered shares of its common stock (the aggregated value of all such offerings did not exceed $1,000,000):


(i)  Subscription  for  shares  by  a  Director  and  Officer  of  Stanford

     (a)  Subscription  for  shares  by  a  former  director  and  officer

     On February 24, 1999 Stanford issued to its former President, Philip Yee, 400,000 common shares at .001 per share.

     Douglas Symonds, a former President, acquired the 400,000 common shares previously held by Mr. Yee for becoming Stanford's President.

     (b)  Subscription  for  shares  by  current  directors  and  officers

     Stanford's new President Glen Macdonald, was transferred the 400,000 common shares previously held by Mr. Symonds for becoming the President of Stanford on October 24, 2002.

     These shares are restricted since they were issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, Glen Macdonald could sell within a three month period a percentage of his shares based on 1% of the outstanding stock in the Stanford. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against this certificate and a legend has been imprinted on the stock certificate itself.

(iii)  Subscription  for  1,615,000  shares

     On February 24, 1999, Stanford accepted subscriptions from 18 investors in the amount of 1,615,000 shares at a price of $0.001 per share. In all cases, the consideration was cash. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended, and an appropriate Form D was filed in connection with the issuance of these shares. These owners of record of this stock do not own 5% of the outstanding shares of Stanford and therefore were not controlling shareholders and none of them were officers and directors of Stanford.

(iv) Subscription  for  343,500  shares

     On March 3, 1999, Stanford accepted subscriptions from 40 investors in the amount of 343,500 shares at a price of $0.01 per share. In all cases the consideration was cash. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended, and an appropriate Form D was filed in connection with the issuance of these shares. These owners of record of this stock do not own 5% of the outstanding shares of Stanford and therefore were not controlling shareholders and none of them were officers and directors of Stanford.

                               ITEM 27.  EXHIBITS
                               ------------------




EXHIBIT
  NO.    DESCRIPTION
-------  -------------

   11.1    Statement re: Computation of Per Share Earnings

   23.1    Consent letter of Amisano Hanson

   23.2    Consent letter of Gregory S. Yanke to act as escrow agent

   99.1    Share Subscription Agreement

   99.5    Macdonald's commitment to subscribe for shares to ensure the minimum offering is subscribed for.

   99.6    Escrow Agreement




The  following  exhibits  are  included  as  part  of  this report by reference:






Exhibit No.  Description
3.i     Certificate of Incorporation (incorporated by reference from Stanford's Registration Statement on
        Prospectus filed on August 29, 2003)

        3.i.1  Certificate of Renewal and the Revival of the Certificate of Incorporation
              (incorporated by reference from Stanford's Reg

        3.ii .   By-laws (incorporated by reference from Stanford's Registration Statement on Prospectus on August 29, 2003)

4.1    Stock Specimen (incorporated by reference from Stanford's Registration Statement on Prospectus on August 29, 2003)


5      Opinion re. Legality (incorporated by reference from Stanford's Registration Statement on Prospectus on February 3, 2004)

10.1   Material Contracts
         Transfer Agent and Registrar Agreement (incorporated by reference from Stanford's Registration Statement on Pro

23.1   Consent of Experts and Counsel
             Amisano Hanson - as per above
             John Jenks, P. Geo.
       (incorporated by reference from Stanford's Registration Statement on Prospectus on August 16, 2004)

99   99-2 Indemnification Agreement (incorporated by reference from Stanford's Registration Statement on Prospectus on August 29,

     99-2 Record of 4 Post Claim (incorporated by reference from Stanford's Registration Statement on Prospectus on June 14, 2004)

     99-3 Bill of Sale Absolute (incorporated by reference from Stanford's Registration Statement on Prospectus on June 14, 2004)

     99.4 Macdonald's letter regarding maintaining the SF claim in good standing (incorporated by reference from Stanford's
          Registration on Prospectus on August 16, 2004)


                             ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlled person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

     b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registrant statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b)(S 230.424(b)) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registrant Fee" table in the effective registration statements; and


     c. To include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act to treat each such post-effective amendment as a registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, Stanford certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2A and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on February 2, 2005



 STANFORD  MANAGEMENT  LTD.
        (Registrant)

     /s/  "Glen  Macdonald"
     ----------------------
           Glen  Macdonald
     Principal  Executive  Officer,
        President,  and  Director


                            SPECIAL POWER OF ATTORNEY


The undersigned constitute and appoint Glen Macdonald their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



Dated: February 2, 2005


/s/  "Glen  Macdonald"
----------------------
Glen  Macdonald
Principal  Executive  Officer,
President  and  Director


/s/  "Vera  McCullough"
-----------------------
Vera  McCullough
Principal  Financial  Officer,
Secretary  Treasurer  and  Director